Exhibit 4.10

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY ASTERISKS (“[***]”).

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

GIP II CPV INTERMEDIATE HOLDINGS PARTNERSHIP, L.P.,

GIP II CPV INTERMEDIATE HOLDINGS PARTNERSHIP 2, L.P.

and

CPV POWER HOLDINGS GP, LLC,

as Sellers,

CPV GROUP LP,

as Purchaser,

and

(solely for purposes of Article 11)

OPC US Inc.

Dated as of October 9, 2020

i

ii

Exhibits

Exhibit A	Defined Terms

Annexes

Annex A	Operating Facilities
Annex B	Development Projects
Annex C	Managed Projects
Annex D	Form of Purchaser Parent Guarantee
Annex E	Illustrative Calculation of Closing Date Working Capital Amount, Closing Date Cash Amount and Closing Date Indebtedness Amount
Annex F	Consents Required for Closing
Annex G-1	Form of Seller Note
Annex G-2	Form of Pledge Agreement

Schedules

Schedule A	Purchaser Disclosure Schedule
Schedule B	Seller Disclosure Schedule

iii

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of October 9, 2020 and is by and among GIP II CPV Intermediate Holdings Partnership, L.P., a Delaware limited partnership (“GIP II CPV”), GIP II CPV Intermediate Holdings Partnership 2, L.P., a Delaware limited partnership (“GIP II CPV 2”), and CPV Power Holdings GP, LLC, a Delaware limited liability company (“CPV Power Holdings GP” and, together with GIP II CPV and GIP II CPV 2, “Sellers” and each a “Seller”), CPV Group LP, a Delaware limited partnership (“Purchaser”) and, solely for purposes of Article 11, OPC US Inc., a Delaware corporation (“Purchaser GP”).  Each of Sellers, Purchaser and Purchaser GP is referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, GIP II CPV (a) is the sole limited partner of, and owns ninety-nine and eight tenths percent (99.8%) of the partnership interests in, CPV Power Holdings, LP, a Delaware limited partnership (“CPV Power Holdings LP”) and (b) one hundred percent (100%) of the limited liability company interests in CPV Power Holdings GP;

WHEREAS, CPV Power Holdings GP is the general partner of, and owns two tenths percent (0.2%) of the partnership interests in, CPV Power Holdings LP;

WHEREAS, GIP II CPV 2 owns (a) one hundred percent (100%) of the issued and outstanding shares of capital stock in Competitive Power Ventures Inc., a Delaware corporation (“CPVI”) and (b) one hundred percent (100%) of the issued and outstanding shares of capital stock in CPV Renewable Energy Company, Inc., a Delaware corporation (“CPV REC”);

WHEREAS, CPV Power Holdings LP, CPVI and CPV REC are currently engaged, directly or indirectly, in the business (the “Business”) of (a) owning and operating the power generation facilities owned directly or indirectly by CPV Power Holdings LP or CPV REC, as applicable, and set forth on [***] (the “Operating Facilities”), (b) developing the power generation projects set forth on [***] (the “Development Projects”) and (c) providing asset management services for the Operating Facilities, Development Projects and other third-party owned power plants set forth on [***];

WHEREAS, subject to the terms and conditions set forth herein, the Parties desire that (a) GIP II CPV and CPV Power Holdings GP sell to Purchaser (or, in the case of the general partnership interests in CPV Power Holdings LP, its designee as provided herein), and Purchaser purchase (or cause its designee to purchase, as applicable) from GIP II CPV and CPV Power Holdings GP, one hundred percent (100%) of the partnership interests in CPV Power Holdings LP (the “CPV Power Holdings Interests”) and (b) GIP II CPV 2 sell to Purchaser, and Purchaser purchase from GIP II CPV 2, (i) one hundred percent (100%) of the issued and outstanding shares of capital stock in CPVI (the “CPVI Shares”) and (ii) one hundred percent (100%) of the issued and outstanding shares of capital stock in CPV REC (the “CPV REC Shares” and, together with the CPV Power Holdings Interests and the CPVI Shares, collectively, the “Transferred Interests”);

WHEREAS, Purchaser GP is (a) the general partner of Purchaser and (b) a wholly-owned subsidiary of OPC Energy LTD, a corporation formed under the laws of the State of Israel (“Purchaser Guarantor”); and

WHEREAS, concurrently with the execution of this Agreement, Purchaser Guarantor is delivering to Seller a guarantee in the form attached hereto as [***] (the “Purchaser Parent Guarantee”).

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.01          Definitions.  Capitalized terms used in this Agreement shall have the meanings ascribed to them in this Agreement or in Exhibit A hereto, as applicable.

Section 1.02          Rules of Construction.

(a)          Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits, Annexes and Schedules shall be deemed references to Articles and Sections of, and Exhibits, Annexes and Schedules to, this Agreement.

(b)          If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Terms defined in the singular have the corresponding meanings in the plural, and vice versa.  Unless the context clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The term “includes” or “including” shall mean “including, without limitation.”  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.  Unless the context clearly requires otherwise, the word “or” shall not be exclusive.

(c)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)          The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(e)          The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(f)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)          Statements in this Agreement that any Seller or Acquired Company has “made available,” “delivered,” “furnished” or “provided” (or terms of similar import) a particular document, or portion thereof, shall mean made available in the electronic data room hosted by the Acquired Companies or actually delivered electronically to Purchaser no later than 11:59 pm Eastern time on the second Business Day immediately preceding the date of this Agreement.

(h)          The expression “ordinary course of business” in respect of the Development Project Companies shall mean the ordinary course of business of such Development Project Companies and any other actions that are customary for development-stage project companies generally in the industries and geographic regions in which such Development Project Companies operate.

ARTICLE 2
PURCHASE AND SALE

Section 2.01          Purchase and Sale of Transferred Interests.  Upon the terms and subject to the conditions of this Agreement, at the Closing:

(a)          GIP II CPV and CPV Power Holdings GP shall sell, transfer, assign, convey and deliver to Purchaser (or, with respect to the CPV Power Holdings Interests held by CPV Power Holdings GP, Purchaser's designee that is a limited liability company wholly owned by Purchaser and disregarded for tax purposes (the “GP Designee”)), and Purchaser shall (or shall cause GP Designee, as applicable, to) purchase, accept and acquire from GIP II CPV and CPV Power Holdings GP, the CPV Power Holdings Interests held by GIP II CPV and CPV Power Holdings GP, respectively, in each case, free and clear of all Liens, other than restrictions under applicable securities Laws and Liens created by Purchaser; and

(b)          GIP II CPV 2 shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, accept and acquire from GIP II CPV 2, the CPVI Shares and the CPV REC Shares, in each case, free and clear of all Liens, other than restrictions under applicable securities Laws and Liens created by Purchaser.

Section 2.02          Purchase Price.

(a)

(i)          The aggregate purchase price payable by Purchaser to GIP II CPV and CPV Power Holdings GP for the CPV Power Holdings Interests shall be an amount equal to the sum of (A) [***] Dollars ($[***]) (the “CPV Power Holdings Base Purchase Price”), plus (B) the Closing Date Cash Adjustment Amount plus (C) the Closing Date Working Capital Adjustment Amount, minus (D) the Closing Date Indebtedness Adjustment Amount, in each case in clauses (B) through (D), solely with respect to CPV Power Holdings LP and without duplication of amounts taken into account in the CPVI Purchase Price or the CPV REC Purchase Price, plus (E) the Three Rivers Purchase Price (the sum of the foregoing amounts, as adjusted (if applicable) pursuant to Section 2.05(b), the “CPV Power Holdings Purchase Price”).  The CPV Power Holdings Purchase Price may be payable in part by the issuance of a Seller Note, at Purchaser’s option exercisable by giving written notice at least two (2) Business Days prior to the Closing Date, having an aggregate principal amount on the Closing Date of up to the Three Rivers Purchase Price (the actual principal amount on the Closing Date, the “CPV Power Holdings Note Amount”), and the balance not covered by such Seller Note shall be payable in cash;

(ii)          The aggregate purchase price payable by Purchaser to GIP II CPV 2 for the CPVI Shares shall be an amount equal to the sum of (A) [***] Dollars ($[***]) (the “CPVI Base Purchase Price”) plus (B) the Closing Date Cash Adjustment Amount plus (C) the Closing Date Working Capital Adjustment Amount minus (D) the Closing Date Indebtedness Adjustment Amount, in each case in clauses (B) through (D), solely with respect to CPVI and without duplication of amounts taken into account in the CPV Power Holdings Purchase Price or the CPV REC Purchase Price (the sum of the foregoing amounts, as adjusted (if applicable) pursuant to Section 2.05(b), the “CPVI Purchase Price”).  The CPVI Purchase Price shall be payable in cash; and

(iii)          The aggregate purchase price payable by Purchaser to GIP II CPV 2 for the CPV REC Shares shall be an amount equal to the sum of (A) [***] Dollars ($[***]) (the “CPV REC Base Purchase Price” and, together with the CPV Power Holdings Base Purchase Price and the CPVI Base Purchase Price, the “Base Purchase Price”) plus (B) the Closing Date Cash Adjustment Amount plus (C) the Closing Date Working Capital Adjustment Amount minus (D) the Closing Date Indebtedness Adjustment Amount, in each case in clauses (B) through (D), solely with respect to CPV REC and without duplication of amounts taken into account in the CPV Power Holdings Purchase Price or the CPVI Purchase Price (the sum of the foregoing amounts, adjusted (if applicable) pursuant to Section 2.05(b), the “CPV REC Purchase Price” and, together with the CPV Power Holdings Purchase Price and the CPVI Purchase Price, the “Purchase Price”).  The CPV REC Purchase Price shall be payable in cash.

(b)          Not less than five (5) Business Days prior to the Closing Date (as defined below), Sellers shall deliver to Purchaser a written notice (collectively, the “Estimated Closing Date Statement”) setting forth (i) the Estimated Cash Adjustment Amount, (ii) the Estimated Working Capital Adjustment Amount, (iii) the Estimated Indebtedness Adjustment Amount and (iv) the Estimated Purchase Price, in each case, separately with respect to each of CPV Power Holdings LP, CPVI and CPV REC and calculated in accordance with the accounting practices, policies, judgments and methodologies used on [***] or, to the extent not used on [***], in accordance with GAAP and past practice and the accounting practices, policies, judgments and methodologies used in the preparation of the Financial Statements (as defined below) (collectively, the “Accounting Principles”), together with reasonable supporting information.  For illustrative purposes, attached hereto as [***] is a sample calculation of the Closing Date Working Capital Amount, Closing Date Cash Amount and Closing Date Indebtedness Amount, in each case, calculated in accordance with the Accounting Principles as of the Balance Sheet Date (as defined below).

(c)          At the Closing, Purchaser shall pay to (i) GIP II CPV and CPV Power Holdings GP the Estimated Purchase Price in respect of CPV Power Holdings LP minus (if applicable) the CPV Power Holdings Note Amount, and (ii) GIP II CPV 2 an aggregate amount equal to (A) the Estimated Purchase Price in respect of CPVI plus (B) the Estimated Purchase Price in respect of CPV REC, in each case, by wire transfer of immediately available funds in Dollars to such accounts as Sellers may direct by written notice delivered to Purchaser at least two (2) Business Days prior to the Closing Date.

(d)          The Parties agree that (i) the CPVI Purchase Price (together with any amounts payable by Purchaser pursuant to Section 2.07(a)) will be allocated to the CPVI Shares, (ii) the CPV REC Purchase Price will be allocated to the CPV REC Shares and (iii) the CPV Power Holdings Purchase Price (together with any amounts payable by Purchaser pursuant to Section 2.07(b)) will be allocated to the CPV Power Holdings Interests (collectively, the “Allocation”).  Purchaser and Sellers shall file all Tax Returns consistent with the Allocation, and shall not take any Tax position inconsistent with such Allocation.  None of Purchaser or any Seller shall agree to any proposed adjustment to the Allocation by any Taxing Authority without first giving the other Parties prior written notice; provided, however, that nothing contained herein shall prevent any such Party from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the Allocation, and neither Purchaser nor Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging such Allocation.

Section 2.03          Closing.  The closing of the purchase and sale of the Transferred Interests (the “Closing”) shall take place at the offices of Latham & Watkins LLP, at 885 Third Avenue, New York, New York, 10022, at 10:00 a.m. Eastern Time, or by exchange of documents (with signatures) by electronic transmission, on the fifth (5th) Business Day following the satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time, date and place as may be mutually agreed upon in writing by the Parties (the date on which the Closing actually occurs being referred to as the “Closing Date”).  The effective time of the Closing will be 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).

Section 2.04          Closing Deliveries.  At the Closing:

(a)          Sellers shall deliver, or cause to be delivered, to Purchaser or its designees:

(i)          original certificates representing the Transferred Interests accompanied by stock powers or similar certificates (or, with respect to any Transferred Interests that are not certificated, other reasonable documentation) evidencing transfer to Purchaser of the Transferred Interests;

(ii)          a properly completed IRS Form W-9;

(iii)          if applicable pursuant to Section 2.02(a)(i), the Seller Note and the Pledge Agreement, and duly executed by GIP II CPV; and

(iv)          such other agreements, documents, instruments and writings as are required to be delivered by Sellers at or prior to the Closing pursuant to Section 7.02.

(b)          Purchaser shall deliver or pay, or cause to be delivered or paid, as applicable, to Sellers or their designees:

(i)          the payments required to be made by it pursuant to Section 2.02(c); and

(ii)          if applicable pursuant to Section 2.02(a)(i), the Seller Note and the Pledge Agreement, and duly executed by CPV Power Holdings, together with duly executed copies of all ancillary agreements, documents, certificates and opinions contemplated thereby;

(iii)          a copy of the Purchaser Parent Guarantee duly executed by Purchaser Guarantor; and

(iv)          such other agreements, documents, instruments and writings as are required to be delivered by Purchaser at or prior to the Closing pursuant to Section 7.03.

Section 2.05          Post-Closing Adjustment.

(a)          As soon as reasonably practicable, and in any event within ninety (90) days, after the Closing Date, Purchaser shall deliver to Sellers a written statement (the “Closing Statement”) setting forth its calculation as of the Effective Time of (i) the Closing Date Cash Adjustment Amount, (ii) Closing Date Working Capital Adjustment Amount, (iii) Closing Date Indebtedness Adjustment Amount and (iv) the Purchase Price, in each case, separately, with respect to each of CPV Power Holdings LP, CPVI and CPV REC and in accordance with the Accounting Principles, together with reasonable supporting information.  If Purchaser does not deliver the Closing Statement on or prior to the date that is ninety (90) days after the Closing Date, then, at the election of Sellers, the Estimated Closing Date Statement shall be deemed to be the Closing Statement.  In the event that Purchaser fails to timely deliver the Closing Statement in accordance with this Section 2.05(a) and Sellers have not elected to deem the Estimated Closing Date Statement as the Closing Statement, Sellers shall deliver written notice to Purchaser with respect to such failure and if Purchaser has not cured such failure within five (5) Business Days of receiving such written notice, then Sellers may, by written notice delivered to Purchaser within five (5) Business Days of the end of Purchaser’s cure period provided in this sentence (a “Sellers’ Election Notice”), elect to prepare and deliver the Closing Statement and the components thereof to Purchaser, which shall be delivered to Purchaser within forty-five (45) days following delivery of the Sellers’ Election Notice.  In the event that Sellers deliver a Sellers’ Election Notice, Sellers may retain a nationally recognized independent accounting or financial consulting firm to prepare the Closing Statement and components thereof consistent with this Section 2.05(a); provided, however, that Sellers reserve any and all other rights granted to them in this Agreement.  In the event that Sellers deliver to Purchaser the Closing Statement as provided in this Section 2.05(a), Purchaser will be entitled to dispute any matter set forth in the Closing Statement in accordance with Section 2.05(b), mutatis mutandis.  The Parties shall provide to each other such data and information as such Parties may reasonably request in connection with the preparation and review of the Closing Statement.

(b)          If Sellers object to any matter set forth in the Closing Statement, then they shall provide Purchaser written notice thereof (an “Objection Notice”) within thirty (30) days after receiving the Closing Statement, specifying in reasonable detail Sellers’ determination of (i) the Closing Date Cash Adjustment Amount, (ii) Closing Date Working Capital Adjustment Amount, (iii) Closing Date Indebtedness Adjustment Amount and (iv) the Purchase Price, in each case, separately with respect to each of CPV Power Holdings LP, CPVI and CPV REC; provided that Sellers and Purchaser shall be deemed to have agreed upon all items and amounts that are not disputed by Sellers in such written notice.  If the Parties are unable to agree on any matter set forth on the Objection Notice disputed by Sellers in accordance with this Section 2.05(b) within thirty (30) days after receipt by Purchaser of such Objection Notice, then either of the Parties may refer such dispute to Ernst & Young LLP, or if such firm is unwilling or unable to serve as such, an independent public accounting firm mutually acceptable to Purchaser and Sellers (the “Independent Accountant”), which firm shall make a final and binding determination as to only those matters in dispute under this Section 2.05(b) on a timely basis, and in any event within thirty (30) days following its appointment, and promptly shall notify the Parties in writing of its resolution.  The Parties will cooperate with the Independent Accountant during the term of its engagement.  The Independent Accountant’s determination will be based solely on written presentations by Sellers and Purchaser, which are in accordance with the guidelines and procedures set forth in this Agreement (not on the basis of an independent review).  The Independent Accountant shall not have the power to modify or amend any term or provision of this Agreement or modify previously agreed to items among the Parties.  In resolving any matters in dispute, the Independent Accountant may not assign a value to any item in dispute (i) greater than the greatest value for such item assigned by Sellers in the Objection Notice or Purchaser in the Closing Statement, as applicable, or (ii) less than the smallest value for such item assigned by Seller in the Objection Notice or Purchaser in the Closing Statement, as applicable.  The determination of the Independent Accountant shall constitute an arbitral award that is final, binding and non-appealable upon which a judgment may be entered by a court of competent jurisdiction.  Sellers and Purchaser shall [***] under this Section 2.05.  The [***] of the Independent Accountant shall be borne [***] by Sellers, on the one hand, and Purchaser, on the other hand.  If Sellers do not object to any matter set forth on the Closing Statement within the specified time period and in the manner set forth in the first sentence of this Section 2.05(b), or if Seller accepts the Closing Statement and components thereof, including the Purchase Price, in writing, then such Closing Statement and Purchase Price shall become final and binding upon the Parties for all purposes hereunder.

(c)          If the Purchase Price with respect to any of CPV Power Holdings LP, CPVI or CPV REC, as finally determined as provided in Section 2.05(b), exceeds the Estimated Purchase Price with respect to such applicable entity, then Purchaser shall pay, or cause to be paid, to the applicable Seller an amount, in cash, equal to the amount of such excess (if any) within two (2) Business Days after such amounts are determined pursuant to Section 2.05(b), by wire transfer of immediately available funds to an account or accounts designated in writing by the applicable Seller (which amount shall be treated as an adjustment to the Purchase Price).  If the Purchase Price with respect to any of CPV Power Holdings LP, CPVI and CPV REC, as finally determined as provided in Section 2.05(b), is less than the Estimated Purchase Price with respect to such applicable entity, then the applicable Seller shall pay, or cause to be paid, to Purchaser, an amount in cash equal to the amount of such deficit (if any) within two (2) Business Days after such amounts are determined pursuant to Section 2.05(b), by wire transfer of immediately available funds, to an account designated in writing by Purchaser.

(d)          Any payments made pursuant to this Section 2.05 shall constitute an adjustment to the applicable Purchase Price for Tax purposes and shall be treated as such by the Parties on their Tax Returns and in any communications with any Taxing Authorities to the fullest extent permitted by applicable Law.

Section 2.06          Withholding Taxes.  Purchaser shall be entitled to deduct and withhold from consideration otherwise payable to any Person pursuant to this Article 2, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law; provided, however, (a) that Purchaser shall provide Seller notice of its intent to withhold at least ten (10) Business Days prior to the anticipated consideration payment date and, in reasonable detail, the authority, basis and method of calculation for the proposed deduction or withholding in order for Sellers to (i) obtain reduction of, or relief from, such deduction or withholding from the applicable Taxing Authority and/or (ii) execute and deliver to, or file with, such Taxing Authority and/or Purchaser such affidavits, certificates and other documents as may reasonably be expected to afford to Sellers reduction of or relief from such deduction or withholding, and (b) Purchaser shall use commercially reasonable efforts to cooperate with Sellers and shall take any action reasonably requested by Sellers to eliminate, mitigate or reduce such deduction or withholding. If Purchaser made such deduction and withholding, such amounts shall be treated for all purposes of this Agreement as having been paid to Sellers.  Purchaser shall furnish to Sellers official receipts (or copies thereof), to the extent provided, evidencing the payment of any such Taxes.

Section 2.07          Other Post-Closing Payments.

(a)          Purchaser hereby agrees that, promptly (and in any event within five (5) Business Days) following the receipt by CPVI or any of its Affiliates after Closing of the $[***] fee [***] payable by [***] to CPVI or its Affiliates pursuant to [***], Purchaser shall pay or cause to be paid to GIP II CPV 2, as additional consideration for the CPVI Shares, by wire transfer of immediately available funds to an account designated in writing by GIP II CPV 2, an amount in cash equal to the [***] on after-tax basis (determined by multiplying (x) the [***] by (y) one (1) minus the highest combined federal and state income tax rate (expressed as a decimal) applicable to a corporation doing business in the state of [***] at the time the [***] is received by CPVI, taking into account the deductibility of state income taxes for federal income tax purposes), which amount shall be treated as additional Purchase Price paid to GIP II CPV 2 in respect of the CPVI Shares.  From and after the Closing, Purchaser shall not, and shall cause CPVI and its Affiliates not to, amend, amend and restate, modify, or terminate the Training and Support Agreement in any manner that would reasonably be expected to adversely affect CPVI’s or its Affiliates right to receive the [***] or the timing of payment thereof to CPVI or its Affiliates.

(b)          Purchaser hereby agrees that, promptly (and in any event within five (5) Business Days) following the receipt by CPV Power Holdings LP or any of its Affiliates after Closing of any amounts payable to CPV Power Holdings LP or its Affiliates pursuant to (i) Section 2.02(b) of that certain Purchase and Sale Agreement, dated as of August 21, 2020, by and between CPV Power Holdings LP and [***], less the amount of the [***] and the [***] (each as defined in that certain Purchase and Sale Agreement, dated as of August 21, 2020, by and between [***] and [***] relating to the [***]) (ii) Section 2.02(b) of that certain Purchase and Sale Agreement, dated as of August 21, 2020, by and between CPV Power Holdings LP and [***], less the amount of the [***] and the [***] (each as defined in that certain Purchase and Sale Agreement, dated as of August 21, 2020, by and between [***] and[***] relating to the [***]), and (iii) the corresponding provisions of any other Contracts entered into by CPV Power Holdings LP or its Affiliate after the date hereof and prior to Closing relating to the sale or syndication of an up to 7.5% equity interest in CPV Three Rivers held by CPV Power Holdings LP or its Affiliate (such amounts, collectively, the “[***]”), Purchaser shall pay or cause to be paid to GIP II CPV, as additional consideration for the CPV Power Holdings Interests, by wire transfer of immediately available funds to an account designated in writing by GIP II CPV, an amount in cash equal to the [***], which amounts shall be treated as additional Purchase Price paid to GIP II CPV in respect of the CPV Power Holdings Interests.  From and after the Closing, Purchaser shall not, and shall cause CPV Power Holdings LP and its Affiliate not to, amend, amend and restate, modify, or terminate the any agreement described in clauses (i) - (iii) above in any manner that would reasonably be expected to adversely affect CPV Power Holding LP’s or its Affiliates right to receive the [***] or the timing of payment thereof to CPV Power Holdings LP or its Affiliates.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as disclosed in the Seller Disclosure Schedule, each Seller hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as to itself and its Acquired Companies, as follows:

Section 3.01          Organization and Existence.  Such Seller is a limited partnership, organized under the Laws of Delaware.  Such Seller has all requisite power and authority to enter into this Agreement and consummate the transactions contemplated hereby.  Such Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Such Seller is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 3.02          Authorization.  The execution, delivery and performance by such Seller of this Agreement and the other agreements and instruments to be delivered hereunder, and the consummation by such Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of such Seller and, if applicable, its general partner.  This Agreement has been duly executed and delivered by such Seller.  This Agreement constitutes (assuming the due execution and delivery by Purchaser and Purchaser GP) a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.03          Governmental Consents; Litigation.  No consent, approval, license, permit, order, waiver, notification or authorization (each, a “Consent”) of, or registration, declaration, notification or filing (each, a “Filing”) with, any Governmental Entity is required to be obtained or made by such Seller which has not been obtained or made by such Seller in connection with the execution and delivery of this Agreement and the other agreements and instruments to be delivered hereunder by such Seller and the consummation by such Seller of the transactions contemplated hereby and thereby, other than (a) the Governmental Entity authorizations, approvals and actions set forth in Section 3.03 of the Seller Disclosure Schedule (the “Sellers’ Required Consents”) and (b) other Consents and Filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or a Material Adverse Effect.  No legal action, suit, arbitration, governmental investigation or other legal, judicial or administrative proceeding is pending or, to the Knowledge of Sellers, threatened, against any Seller or any of their respective Affiliates that would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or a Material Adverse Effect.

Section 3.04          Noncontravention.  The execution, delivery and performance of this Agreement and the other agreements and instruments to be delivered hereunder (including, if applicable, the Seller Note, the Pledge Agreement and the Indemnification Agreement) by such Seller does not, and, subject to receipt of the Sellers’ Required Consents, the consummation by such Seller of the transactions contemplated hereby and thereby will not contravene, conflict with or violate any provision of (a) the Organizational Documents of such Seller, (b) any mortgage, lease, franchise, license, permit, agreement or other instrument to which such Seller is a party or by which such Seller is bound, or result in the termination or acceleration thereof, or entitle any party to accelerate any obligation or Indebtedness thereunder, or constitute (with due notice or lapse of time or both) a default (or give rise to any termination, cancellation or acceleration or other required repayment, or any right to the foregoing) thereunder, or (c) any Law to which such Seller is subject, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or a Material Adverse Effect.

Section 3.05          Title to Transferred Interests; Claims.

(a)          Such Seller is the direct beneficial and record owner of, and has good and marketable title to, the Transferred Interests owned by it as set forth in Section 3.05(a) of the Seller Disclosure Schedule, free and clear of all Liens, other than Liens arising pursuant to (i) this Agreement, (ii) the Acquired Parent Companies’ Organizational Documents or (iii) applicable securities Laws.

(b)          Other than this Agreement and the Organizational Documents of the Acquired Parent Companies, the Transferred Interests are not subject to any voting trust agreement or any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Transferred Interests and no Person has any outstanding or authorized option, warrant or other right relating to the purchase, sale or voting of the Transferred Interests or pursuant to which (i) such Seller is or may become obligated to issue, sell, transfer or otherwise dispose of, redeem or acquire any Transferred Interests or (ii) such Seller has granted, or may be obligated to grant, a right to participate in the profits of any Acquired Parent Company.

(c)          Seller and its Affiliates (other than the Acquired Companies) have no Claims against any Acquired Company or JV Entity and, from and after the Closing, no Acquired Company or JV Entity will have any obligations under Contract or otherwise to Seller or its Affiliates, other than as set forth herein or, if applicable, the Seller Note and the Pledge Agreement.

Section 3.06          Brokers.  Except as set forth in Section 3.06 of the Seller Disclosure Schedule, neither such Seller nor any of its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 3.07         Exclusive Representations and Warranties.  Except for the representations and warranties contained in this Article 3 (as modified by the Seller Disclosure Schedule), neither Sellers nor any other Person on their behalf make any other express or implied representation or warranty with respect to Sellers, and Sellers disclaim any other representations or warranties with respect to Sellers, express or implied, whether made by Sellers or any other Person.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRED
COMPANIES AND THE JV ENTITIES

Except as disclosed in the Seller Disclosure Schedule, each Seller hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as to itself and its Acquired Companies and JV Entities, as follows:

Section 4.01          Organization and Existence.  Each Acquired Company and each JV Entity, (a) is duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite power and authority to own, lease and operate its assets and properties and to carry on its portion of the Business as it is now being conducted and (c) is duly qualified or licensed to do business in each other jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except, in the case of this clause (c), where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the ownership or operation in the ordinary course of the Business as it is currently being conducted by such entity.

Section 4.02          Capitalization.  The legal name, jurisdiction of organization and Sellers’ or their Subsidiary’s ownership of each Acquired Company and each JV Entity is set forth in Section 4.02 of the Seller Disclosure Schedule.  Except as set forth in Section 4.02 of the Seller Disclosure Schedule, no Acquired Company or JV Entity owns any direct or indirect Equity Interest, participation or voting right in any other Person or any options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, stock appreciation rights, phantom stock, profit participation or other similar rights in or issued by any other Person, and no such interests, securities or rights are outstanding (other than pursuant to this Agreement) in respect of any such Acquired Company or JV Entity.

Section 4.03          Consents.  No Consent of or Filing with any Governmental Entity is required to be obtained or made by any Acquired Company or JV Entity which has not been obtained or made by such Acquired Company or JV Entity in connection with the consummation of the transactions contemplated hereby, other than (a) Sellers’ Required Consents and (b) other Consents and Filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.

Section 4.04          Noncontravention.  The execution, delivery and performance of this Agreement and the other agreements and instruments to be delivered hereunder (including, if applicable, the Seller Note and the Pledge Agreement) by each Seller does not, and, subject to such Seller obtaining the Sellers’ Required Consents, the consummation of the transactions contemplated hereby and thereby will not, with respect to any Acquired Company or JV Entity, contravene, conflict with or violate any provision of (a) the Organizational Documents of such Acquired Company or JV Entity, (b) except for matters set forth in Section 4.04 of the Seller Disclosure Schedule, any Material Contract (as defined below) to which such Acquired Company or JV Entity is a party or is bound, or result in the termination or acceleration thereof, or entitle any party to accelerate any obligation or Indebtedness thereunder, or constitute (with due notice or lapse of time or both) a default (or give rise to any termination, cancellation or acceleration or other required repayment, or any right to the foregoing) thereunder, or (c) any Law to which such Acquired Company or JV Entity is subject or by which any property or asset of any Acquired Company or JV Entity is bound or affected except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.05          Title to Subsidiaries and JV Entities.  Each Acquired Company is the direct legal and beneficial owner of, and has good and marketable title to, the Equity Interests reflected as owned by such Person in Section 4.05 of the Seller Disclosure Schedule, free and clear of all Liens other than those arising pursuant to this Agreement, its respective Organizational Documents, applicable securities Laws, or Permitted Equity Liens.  The Equity Interests set forth in Section 4.05 of the Seller Disclosure Schedule (a) are, to the extent applicable, duly authorized, validly issued, fully paid and non-assessable, (b) were issued in compliance with applicable Law, (c) were not issued in breach or violation of any preemptive rights or Contract and (d) other than as set forth in Section 4.05 of the Seller Disclosure Schedule, constitute all of the outstanding Equity Interests of each entity to which such Equity Interests relate.  Other than (x) this Agreement and the Organizational Documents of the applicable Acquired Companies and JV Entities, (y) as set forth in Section 4.05 of the Seller Disclosure Schedule and (z) Permitted Equity Liens, such Equity Interests are not subject to any voting trust agreement or any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such interests, and no Person has any outstanding or authorized option, warrant or other right relating to the purchase, sale or voting of such interests or pursuant to which (i) any Acquired Company or JV Entity is or may become obligated to issue, sell, transfer or otherwise dispose of, redeem or acquire any of such interests or (ii) any Acquired Company or JV Entity has granted, or may be obligated to grant, a right to participate in the profits of any Acquired Company or JV Entity.  The execution, delivery and performance of this Agreement and the other agreements and instruments to be delivered hereunder by each Seller does not, and, subject to such Seller obtaining the Sellers’ Required Consents, the consummation of the transactions contemplated hereby and thereby will not, with respect to any Acquired Company or JV Entity, give any Person the right or option to require and cause an Acquired Company, a JV Entity, Seller, any Affiliate of a Seller, Purchaser or any Affiliate of Purchaser to purchase, acquire and receive an assignment of any Equity Interests in an Acquired Company or JV Entity.

Section 4.06          Financial Statements; Absence of Changes; No Undisclosed Liabilities.

(a)          Section 4.06(a) of the Seller Disclosure Schedule sets forth (i) the unaudited consolidated balance sheets of each of CPV Power Holdings LP, CPVI, CPV REC and each JV Entity as of [***] (the “Balance Sheet Date”), together with the unaudited consolidated statements of operations and cash flows of each of CPV Power Holdings LP, CPVI, CPV REC and each JV Entity for the [***], and (ii) the audited (or with respect to CPV Mason Road and CPV Three Rivers, unaudited) consolidated balance sheets of each of CPV Power Holdings LP, CPVI, CPV REC and each JV Entity as of [***], together with the audited (or with respect to CPV Mason Road and CPV Three Rivers, unaudited) consolidated statements of operations and cash flows of each of CPV Power Holdings LP, CPVI, CPV REC and each JV Entity for the years then ended (clauses (i) and (ii), collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP consistently applied (other than, with respect to the unaudited Financial Statements, normal recurring year-end adjustments and the absence of footnotes) and from the books and records of the Acquired Companies and the JV Entities on a consistent basis and fairly present in all material respects, the combined financial position and combined results of operations of the Acquired Companies and the JV Entities as of the date thereof or for the period set forth therein.

(b)          Except as set forth in Section 4.06(b) of the Seller Disclosure Schedule, since the Balance Sheet Date, (i) the Business has been conducted in accordance with the ordinary course of business consistent with past practices in all material respects, (ii) there has not been any change, event or circumstance relating to the Acquired Companies or, to the Knowledge of Sellers, the JV Entities that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect and (iii) none of the Acquired Companies or, to the Knowledge of Sellers, the JV Entities has taken any action which, if taken after the date hereof, would require the consent of Purchaser pursuant to Sections 6.02(a)(ii) or (iv) through (x).

(c)          Except for liabilities disclosed in Section 4.06(c) of the Seller Disclosure Schedule, as of the date of this Agreement, the Acquired Companies have no liabilities that would be required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied, except for liabilities (i) reflected or reserved against in the Financial Statements or disclosed in the notes thereto, (ii) that have arisen or been incurred in the ordinary course of business of the Acquired Companies or the JV Entities since the Balance Sheet Date, (iii) incurred in connection with the transactions contemplated by this Agreement or (iv) liabilities that are not in excess of $[***] individually or $[***] in the aggregate.

(d)          Section 4.06(d) of the Seller Disclosure Schedule sets forth each bank account of the Acquired Companies as of the Closing Date.

Section 4.07          Litigation.  Except as disclosed in Section 4.07 of the Seller Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect or a Seller Material Adverse Effect, there are no Claims pending or, to the Knowledge of Sellers, threatened, against any Acquired Company or any JV Entity by or before any Governmental Entity or arbitrator.

Section 4.08          Compliance with Laws and Permits.  Except as set forth on Section 4.08 of the Seller Disclosure Schedule, (a) the Acquired Companies and the JV Entities in each case that own Operating Facilities are, and have since the Lookback Date been, in compliance in all material respects with all applicable Laws, (b) the Acquired Companies and the JV Entities in each case that own Operating Facilities are not in violation of the terms of any material permits, certificates, licenses, franchises, writs, variances, exemptions, orders and other authorizations of any Governmental Entity, used in the operation of their respective portion of the Business as currently conducted (collectively, “Permits”), (c) the Development Project Companies have all material Permits that are required to own, lease or operate their properties and assets and to conduct their respective portion of the Business as currently conducted, taking into consideration the current stage of development of the Development Projects owned by such Development Project Companies, (d) all material Permits held by Acquired Companies and JV Entities are in full force and effect, and (e) no Claim to revoke, limit or modify any of the material Permits described in clause (d) has been served upon any of the Acquired Companies or the JV Entities, or is pending or, to the Knowledge of Sellers, threatened.

Section 4.09          Contracts.

(a)          Other than Contracts with respect to which no Acquired Company or JV Entity will be bound or have liability after the Closing or which are terminable on ninety (90) days or less notice without material penalty, Section 4.09 of the Seller Disclosure Schedule sets forth a list of the following Contracts in effect on the date of this Agreement to which any of the Acquired Companies or JV Entities is a party or by which any of their respective assets are bound (such Contracts listed on Section 4.09 of the Seller Disclosure Schedule, collectively, the “Material Contracts”): [***].

Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the term “Material Contracts” shall not include any Contracts by which any Acquired Company or JV Entity obtained (or will hereafter obtain), the right to use or occupy the Real Property (as defined below) or any other real property.

(b)          Purchaser has been provided access to true and correct copies of all Material Contracts, including all amendments, exhibits and schedules thereto.

(c)          Each Material Contract (other than a Material Contract that terminates or expires by its terms prior to Closing) constitutes the valid and binding obligation of the Acquired Company or JV Entity, as applicable, that is a party thereto and, to the Knowledge of Sellers, the other parties thereto, and is in full force and effect in all material respects, and is enforceable by each of the Acquired Companies or JV Entities to the extent a party thereto in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).  No Acquired Company, or, to the Knowledge of Sellers, any JV Entity or any counterparty to any Material Contract, is in breach, violation or default (or would be in breach, violation or default but for the existence of a cure period) thereof in any material respect, and no event has occurred that with notice or the lapse of time or both constitute a material breach or default or repayment event thereunder by any Acquired Company, or to the Knowledge of Sellers, any JV Entity or any counterparty to any Material Contract.  As of the date hereof, no Acquired Company or JV Entity has received written notice from any other party to any Material Contract that such party intends to terminate or not renew any such Material Contract.

Section 4.10          Real Property; Ownership of Assets.

(a)          Section 4.10(a) of the Seller Disclosure Schedule sets forth a true and complete list of all real property owned in fee, and all real property in which an option to acquire a fee interest in such real property is held, by any Acquired Company or any JV Entity as of the date of this Agreement that is material to the Operating Facility or Development Project to which such real property relates (the “Owned Real Property”).  The Owned Real Property is sufficient in all material respects for the operation of the business as currently conducted.

(b)          Section 4.10(b) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all leases, subleases, licenses, and option agreements to acquire any leasehold or subleasehold interests or licenses, and any other similar agreements (including all amendments, modifications, and extensions thereto in effect as of the date hereof, collectively the “Leases”) in effect as of the date hereof pursuant to which any Acquired Company or JV Entity leases, uses or occupies, or has the right to occupy, or, pursuant to an option agreement and following the exercise of the option provided thereby, will have the right to lease, use or occupy, any real property as of the date hereof that is material to the Project to which each such Lease relates (the “Leased Real Property”).  The Leased Real Property is sufficient in all material respects for the operation of the business as currently conducted, and has been maintained in all material respects in the manner and to the standard required under the applicable Lease.  Sellers have provided Purchaser with true and correct copies of all Leases in all material respects.  With respect to each Lease, (i) such Lease is in full force and effect and, to the Knowledge of the Sellers, enforceable against each party to such Lease, (ii) there is no existing default by the applicable Acquired Company or JV Entity or, to the Knowledge of Sellers, any other party to such Lease, or to the Knowledge of Sellers, any condition, event or act which, with notice or lapse of time or both, would constitute such a default, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) to the Knowledge of Sellers, there are no material disputes with respect to such Lease, and (iv) the applicable Acquired Company or JV Entity has not collaterally assigned or granted any other security interest in such Lease or any interest therein (other than pursuant to the Financing Facility Documents).

(c)          Section 4.10(c) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of easement interests in effect as of the date hereof, and any option agreements to acquire any easement interests, pursuant to which any Acquired Company or JV Entity uses or occupies, or has or will have the right to use or occupy any real property as of the date hereof that is material to the Operating Facility or Development Project to which each such easement interest relates (the “Easement Real Property”, and together with the Owned Real Property and the Leased Real Property, collectively, the “Real Property”).

(d)          Except as set forth in Section 4.10(d) of the Seller Disclosure Schedule, the Acquired Companies and JV Entities own and possess (or, following the exercise of an option to acquire a fee, leasehold or easement interest in real property, will own and possess) (i) good, marketable and indefeasible fee simple title to the Owned Real Property; (ii) good and valid leasehold interests in and to the Leased Real Property, provided, however, that no representation is made regarding leasehold interests in oil, gas, mineral and water rights; (iii) good and valid title to all material tangible personal property held by such Acquired Company or JV Entity, as applicable; and (iv) good and valid interests in and to the Easement Real Property, in each case of clauses (i)-(iv), free and clear of all Liens other than Permitted Liens.

(e)          Except as set forth in Section 4.10(d) of the Seller Disclosure Schedule, none of the interests of the Acquired Companies or JV Entities in any Real Property is subject to or encumbered by any purchase option, right of first refusal, right of first offer or other similar contractual right or obligation of any Acquired Company or JV Entity to sell, assign or otherwise dispose of such interests in such Real Property.

(f)          Neither Sellers nor any of their Affiliates (other than the Acquired Companies and the JV Entities) own any material assets used in the Business as presently conducted.

Section 4.11          Employee Matters.

(a)          Section 4.11(a) of the Seller Disclosure Schedule contains a list of each material Benefit Plan.  With respect to each material Benefit Plan, Sellers have made available to Purchaser, as applicable, copies of (i) such Benefit Plan, including all amendments thereto, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto, if any, and (v) the most recent favorable determination letter issued for each Benefit Plan and related trust which is intended to be qualified under Section 401(a) of the Code.

(b)          Each Benefit Plan (and any related trust or other funding vehicle) has been maintained, operated and administered in material compliance with applicable Laws and with the terms of such Benefit Plan, and there are no pending or, to the Knowledge of the Sellers, threatened claims, litigations or Governmental Entity audits with respect to any Benefit Plan (other than routine claims for benefits).

(c)          No Benefit Plan is, and none of the Acquired Companies nor any ERISA Affiliate has within the prior six (6) years sponsored, contributed to, or had or has any liability with respect to, (i) a multiemployer pension plan (as defined in Section 3(37) or 4001(a)(3) of ERISA) that is subject to Title IV of ERISA, (ii) a “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Section 412 or 430 of the Code or Section 302 or Title IV of ERISA or (iii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.

(d)          No Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment to any Acquired Company Employee (other than for continuation coverage required under Section 4980B(f) of the Code or for which the former employee pays the full cost).

(e)          Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter.

(f)          Except as set forth in Section 4.11(f) of the Seller Disclosure Schedule, none of the Acquired Companies is a party to any collective bargaining agreements and no labor union represents employees of any Acquired Company.  No union certification or decertification petition or proceeding has been filed and, to the Knowledge of Sellers, no union authorization card campaign or other union organizing activity has been conducted relating to employees of an Acquired Company since the Lookback Date.  Except as set forth in Section 4.11(f) of the Seller Disclosure Schedule, since the Lookback Date, there have been no strikes, lockouts, slowdowns, picketing, unfair labor practice charges, material grievances or arbitrations or other material labor stoppages or disputes against or affecting any Acquired Company, nor, to the Knowledge of Sellers, are any strikes, lockouts, slowdowns, picketing, unfair labor practice charges, material grievances or arbitrations or other material labor stoppages or disputes pending or threatened.  Neither the execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will result in any breach of any collective bargaining agreement or employment-related agreement to which any Acquired Company is a party.

(g)          No Benefit Plan provides for any “gross-up” or similar payment to any Acquired Company Employee on account of any Tax under Sections 4999 or 409A of the Code.

(h)          Each Benefit Plan that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance in all material respects with Section 409A of the Code and all IRS guidance promulgated thereunder.

(i)          Except as set forth on Section 4.11(i)(i), (ii) or (iii), respectively, of the Seller Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with any other event, (i) entitle any Acquired Company Employee or natural person consultant of any Acquired Company to severance pay or any other similar termination payment, (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due to any such Acquired Company Employee or natural person consultant or (iii) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(j)          The Acquired Companies have not engaged in layoffs, furloughs or employment terminations, whether temporary or permanent, since January 1, 2020, through the date hereof. The Acquired Companies have no plans to engage in any layoffs, furloughs or employment terminations, whether temporary or permanent, within the next six (6) months.

(k)          None of the Acquired Companies has applied for or received a loan under 15 U.S.C. 636(a)(36).  The Acquired Companies have complied in all material respects as applicable with the requirements of (i) the Families First Coronavirus Response Act, (ii) any applicable federal, state or local stay-at-home orders (i.e., directives that order residents to stay at home unless performing certain essential activities), (iii) Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and (iv) Sections 2301 and 3606 of the CARES Act.

Section 4.12          Environmental Matters.  Except as disclosed in Section 4.12 of the Seller Disclosure Schedule:

(a)          the Acquired Companies and the JV Entities are now, and have been since the Lookback Date, in compliance in all material respects with all applicable Environmental Laws;

(b)          the Acquired Companies and the JV Entities that own Operating Facilities have obtained all Environmental Permits necessary for the development, construction and operation of such Operating Facilities.  The Development Project Companies and CPV Three Rivers have obtained all Environmental Permits, in each case, as are required for the current stage of development or construction, as applicable, for each of the projects owned by such entities.  Such Acquired Companies and JV Entities are and have been since the Lookback Date in material compliance with the terms and conditions of such Environmental Permits.  No Claim to revoke, limit or modify any of the Environmental Permits obtained by the Operating Facilities, the Development Project Companies or CPV Three Rivers has been served upon any of the Acquired Companies or the JV Entities, or is pending or, to the Knowledge of Sellers, threatened.  To the Knowledge of Sellers, there are no facts, circumstances, or conditions that are reasonably likely to result in a Claim to revoke, or materially limit or materially modify any such Environmental Permits;

(c)          there are no Claims pending or, to the Knowledge of Sellers, threatened against any Acquired Company or JV Entity alleging any violation of, or liability under, any Environmental Law or Environmental Permit;

(d)          none of the Acquired Companies or JV Entities are subject to any administrative or judicial decree, order or judgment pursuant to Environmental Law, including any administrative or judicial decree, order or judgment requiring the investigation or cleanup of any Hazardous Substance at any real property owned or operated currently or since the Lookback Date by the Acquired Companies or the JV Entities;

(e)          there have not been any Releases of any Hazardous Substances at the Owned Real Property, the Leased Real Property, or any other real property currently or, to the Knowledge of Sellers, formerly owned, leased or operated by the Acquired Companies or the JV Entities, that are reasonably likely to (i) result in any material obligations or liabilities pursuant to Environmental Law, including any obligation to investigate or remediate such Hazardous Substances or reimburse other Persons for the investigation or remediation of such Hazardous Substances or (ii) materially interfere with or limit the operation of the Business;

(f)          none of the Acquired Companies or JV Entities has agreed to stand-alone environmental indemnification obligations (excluding general indemnification obligations under contracts or agreements for the sale of equity in any JV Entity) for material liabilities of any other Person arising pursuant to Environmental Law or with respect to Hazardous Substances in connection with the sale or conveyance by any Acquired Company of any real property, business or entity, excluding any such obligations under agreements that have expired or been terminated; and

(g)          with respect to the Acquired Companies and the JV Entities, Sellers have made available to Purchaser copies of the final versions of all material environmental assessments, reports, studies, results of investigations and audits relating to actual or potential environmental liabilities or compliance or noncompliance with applicable Environmental Laws or Environmental Permits, and all material outstanding orders, decrees and judgments relating to Environmental Law, that are in their possession or are reasonably available to them.

Section 4.13          Taxes.

(a)          (i) All income and other material Tax Returns required to be filed by any Acquired Companies and the JV Entities have been filed when due in accordance with applicable Law and all such Tax Returns were true, correct and complete in all material respects, (ii) all material Taxes, whether or not shown as due and payable on a Tax Return, of the Acquired Companies and of the JV Entities, have been paid within the time required by Law, (iii) there is no action, suit, proceeding, investigation, audit or Claim now pending or threatened in writing with respect to any material Tax of the Acquired Companies or the JV Entities, (iv) there are no outstanding agreements extending the statutory period of limitation applicable to any Claim for, or the period for the collection or assessment of, material Taxes of the Acquired Companies or the JV Entities, (v) the Acquired Companies and the JV Entities have timely and properly collected, withheld and remitted to the Taxing Authority to whom such payment is due all amounts required to be collected or withheld by them for the payment of Taxes, (vi) there are no Liens for any Taxes upon the assets of the Acquired Companies, or the JV Entities other than Permitted Liens, (vii) CPV Power Holdings GP and CPV Power Holdings LP are each properly classified as a “disregarded entity” for U.S. federal income Tax purposes, (viii) CPV Power Holdings LP is not treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code and (ix) and the classification of each Acquired Company and each JV Entity for U.S. federal income tax purposes is correctly set forth in Section 4.13(a) of the Seller Disclosure Schedule.

(b)          No claim has been made by a Taxing Authority in a jurisdiction where the Acquired Companies or the JV Entities, do not file Tax Returns that the Acquired Companies or the JV Entities are or may be subject to taxation by that jurisdiction.

(c)          Neither CPVI, CPV REC nor any of their Subsidiaries have been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes (other than a group the common parent of which is CPVI or CPV REC, as applicable).

(d)          The Acquired Companies and the JV Entities are not a party to, and do not have any liability under, any Tax sharing, Tax allocation, Tax indemnity, or similar agreement or arrangement (other than any agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes).

(e)          No Person will be required to include any item of income in, or exclude any item of deduction from, taxable income with respect to the Acquired Companies or any of the JV Entities for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax Law) executed on or before the Closing Date, (ii) any installment sale or open transaction disposition made on or before the Closing Date, (iii) an election pursuant to Section 108(i) of the Code made on or before the Closing Date, (iv) the application of Section 965 of the Code, (v) any prepaid amount received on or before the Closing Date, (vi) any adjustment under Section 481(a) of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax Law) by reason of a change in method of accounting initiated on or before the Closing Date or (vii) Section 952 of the Code related to subpart F income realized during a taxable period that begins on or before the Closing Date.

(f)          None of the Acquired Companies or any of the JV Entities has entered into, participated in or engaged in any “listed transaction” as defined in Treasury Regulations section 1.6011-4(b) (or any comparable, analogous or similar provision under any state, local or foreign Tax Law).

(g)          (i) [***] executed a contract with [***] on August 5, 2020 for the manufacture of a main power transformer [***], a true and correct copy of which has been provided to Purchaser, (ii) pursuant to the [***], the [***] is required to complete the manufacturing of certain components specified in the [***] on or prior to December 31, 2020, (iii) [***] has made all payments to the [***] as and when required by the [***], (iv) the [***] has not been modified or amended from the time of its execution by [***] and (v) no default, breach, unsatisfied condition or other event has occurred or circumstance exists that constitutes or that, with the giving or notice or the passage of time (including the passage of time during which a default has occurred and has not yet been cured during any applicable grace period) or both, would constitute a breach or grounds for termination with respect to the [***].

(h)          (i) [***] executed a contract with [***] on August 25, 2020 for the manufacture of a main power transformer [***], a true and correct copy of which has been provided to Purchaser, (ii) pursuant to the [***], the [***] is required to complete the manufacturing of certain components specified in the [***] on or prior to December 31, 2020, (iii) [***] has made all payments to the [***] as and when required by the [***], (iv) the [***] has not been modified or amended from the time of its execution by [***] and (v) no default, breach, unsatisfied condition or other event has occurred or circumstance exists that constitutes or that, with the giving or notice or the passage of time (including the passage of time during which a default has occurred and has not yet been cured during any applicable grace period) or both, would constitute a breach or grounds for termination with respect to the [***].

Section 4.14          Brokers.  None of the Acquired Companies or the JV Entities has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 4.15          Intercompany Obligations.  Except as set forth in Section 4.15 of the Seller Disclosure Schedule and, following the Closing this Agreement and (if applicable), the Seller Note and the Pledge Agreement, no Contracts or other liabilities exist between any of the Acquired Companies or JV Entities, on the one hand, and Sellers or any of their respective Affiliates (other than the Acquired Companies or JV Entities), on the other hand, that will continue in effect following the Closing.

Section 4.16          Insurance.  Section 4.16 of the Seller Disclosure Schedule sets forth a list, as of the date hereof, of all material insurance policies maintained by any Acquired Company or JV Entity with respect to which such Acquired Company or JV Entity, respectively, is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the date of hereof and all premiums due on such Insurance Policies have been paid.  As of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or Claim or termination, nor any written notice of breach or default under any such Insurance Policy, has been received by any Acquired Company or JV Entity, and, to the Knowledge of Sellers, no such action has been threatened.

Section 4.17          Intellectual Property.  Except as set forth in Section 4.17 of the Seller Disclosure Schedule, the Acquired Companies and the JV Entities own, free and clear of all Liens (other than Permitted Liens) or possess adequate licenses or other valid rights to use all existing software, trade secrets, technology, patents, trademarks, trade names, service marks, materials subject to copyright Laws, and other intangible intellectual property rights currently used in the Business (the “Intellectual Property”), except where the failure to do so would not, individually or in the aggregate, reasonably be expected to be material to the operation of its portion of the Business.  Except as would not individually or in the aggregate, reasonably be expected to be material to the operation of the Business as currently conducted, (a) none of the Acquired Companies or JV Entities has received any written notice or other written communication that any of the Acquired Companies or JV Entities is infringing any Intellectual Property of any other Person and (b) to the Knowledge of Sellers, (i) no Person is infringing upon any Intellectual Property of any Acquired Company or JV Entity in any material respect and (ii) none of the Acquired Companies or JV Entities is infringing upon any Intellectual Property of any other Person in any material respect.  The Acquired Companies take commercially reasonable measures to protect the material trade secrets, personally identifiable information and other confidential information, as well as the information systems, possessed by the Acquired Companies.  To the Knowledge of Sellers, the Acquired Companies have incurred no material confidentiality, privacy or information system security breaches, nor any material information system outages or deficiencies, since the Lookback Date.  The Acquired Companies are, and have since the Lookback Date been, in compliance in all material respects with their respective privacy policies and contractual obligations regarding data privacy and security.

Section 4.18          Regulatory Matters.

(a)          Each of the Acquired Companies and JV Entities set forth on Section 4.18(a) of the Seller Disclosure Schedule meets the requirements for, and has filed a self-certification with FERC to be, an “exempt wholesale generator” within the meaning of PUHCA.

(b)          Each of the Acquired Companies and JV Entities set forth on Section 4.18(b) of the Seller Disclosure Schedule has received authorization from FERC pursuant to Section 205 of the Federal Power Act to sell electric energy, capacity and ancillary services at wholesale and at market-based rates under a tariff accepted by FERC (an “MBR Tariff”) and issuance of a final and non-appealable order by FERC providing for such authorization and MBR Tariff acceptance, which order is not subject to any pending challenge, investigation, complaint, or other proceeding, as set forth on Section 4.18(b) of the Seller Disclosure Schedule or except as would not reasonably be expected to result in a Material Adverse Effect.  Each of the Acquired Companies and JV Entities has been granted such waivers and blanket authorizations (including blanket authorization to issue securities and to assume liabilities under Section 204 of the Federal Power Act, as amended, and Part 34 of FERC’s regulations) as are customarily granted to entities authorized by FERC to sell electric energy, capacity and ancillary services at wholesale and at market-based rates.

(c)          None of the Acquired Companies or JV Entities that own an Operating Facility is subject to, or not exempt from, regulation as a “holding company” under PUHCA, as that term is defined in PUHCA, other than as a holding company of an EWG and Section 1265 of PUHCA.

Section 4.19          Exclusive Representations and Warranties.  Except for the representations and warranties contained in this Article 4 (as modified by the Seller Disclosure Schedule), neither Sellers nor any other Person on their behalf makes any express or implied representation or warranty with respect to any Acquired Company or JV Entity or the transactions contemplated by this Agreement, and Sellers disclaim any other representations or warranties, express or implied, whether made by Sellers or any other Person.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in the Purchaser Disclosure Schedule, Purchaser hereby represents and warrants to Sellers, as of the date hereof and as of the Closing Date, as follows:

Section 5.01          Organization and Existence.  Each of Purchaser and OPC Power Ventures is a limited partnership organized, and Purchaser GP is a corporation incorporated, under the Laws of the state of Delaware.  Each of Purchaser and Purchaser GP has all requisite power and authority required to enter into this Agreement and consummate the transactions contemplated hereby.  Each of Purchaser, OPC Power Ventures and Purchaser GP is duly organized, validly existing and in good standing in its jurisdiction of organization or incorporation, as applicable.  Each of Purchaser, OPC Power Ventures and Purchaser GP is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder make such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Purchaser’s, OPC Power Ventures’s or Purchaser GP’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 5.02          Authorization.  The execution, delivery and performance by each of Purchaser, OPC Power Ventures and Purchaser GP of this Agreement and the other agreements and instruments to be delivered hereunder, as applicable, and the consummation by Purchaser, OPC Power Ventures and Purchaser GP of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Purchaser, OPC Power Ventures and Purchaser GP, respectively.  This Agreement has been duly executed and delivered by Purchaser and Purchaser GP.  This Agreement constitutes (assuming the due execution and delivery by Sellers) a valid and legally binding obligation of each of Purchaser and Purchaser GP, enforceable against Purchaser and Purchaser GP in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 5.03          Consents.  No Consent of, or Filing with, any Governmental Entity which has not been obtained or made by Purchaser, OPC Power Ventures or Purchaser GP is required to be obtained or made by Purchaser, OPC Power Ventures or Purchaser GP in connection with the execution and delivery of this Agreement and the other agreements and instruments to be delivered hereunder by Purchaser, OPC Power Ventures or Purchaser GP and the consummation by Purchaser, OPC Power Ventures and Purchaser GP of the transactions contemplated hereby and thereby, other than (a) the Governmental Entity authorizations, approvals and actions set forth in Section 5.03 of the Purchaser Disclosure Schedule (the “Purchaser’s Required Consents”) and (b) other Consents and Filings the failure of which to obtain or make would not reasonably be expected to result in a material adverse effect on Purchaser’s, OPC Power Ventures’s or Purchaser GP’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 5.04          Guarantee.  The Purchaser Parent Guarantee is in full force and effect, has not been amended or modified, and is a legal, valid, binding and enforceable obligation of the Purchaser Guarantor.  As of the date hereof, no event has occurred which, with or without notice, lapse of time, or both, would constitute a default on the part of the Purchaser Guarantor under the Purchaser Parent Guarantee.

Section 5.05          Noncontravention.  The execution, delivery and performance of this Agreement and the other agreements and instruments to be delivered hereunder (including, if applicable, the Seller Note, the Pledge Agreement and the Indemnification Agreement) by each of Purchaser, OPC Power Ventures and Purchaser GP, as applicable, does not, and, subject to obtaining the Purchaser’s Required Consents, the consummation by Purchaser or Purchaser GP of the transactions contemplated hereby and thereby will not contravene or violate any provision of (a) the Organizational Documents of Purchaser, OPC Power Ventures or Purchaser GP, (b) any mortgage, lease, franchise, license, permit, agreement or other instrument to which Purchaser, OPC Power Ventures or Purchaser GP is a party or by which Purchaser or Purchaser GP is bound, or result in the termination or acceleration thereof, or entitle any party to accelerate any obligation or Indebtedness thereunder, or constitute (with due notice or lapse of time or both) a default (or give rise to any termination, cancellation or acceleration or other required repayment, or any right to the foregoing) thereunder or (c) any Law to which Purchaser, OPC Power Ventures or Purchaser GP is subject or by which any property or asset of Purchaser or Purchaser GP is bound except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Purchaser’s, OPC Power Ventures’s or Purchaser GP’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 5.06          Litigation.  There are no Claims pending or, to Purchaser’s Knowledge, threatened, against or otherwise relating to Purchaser, OPC Power Ventures or Purchaser GP or any of their Affiliates before any Governmental Entity or any arbitrator, that would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Purchaser’s, OPC Power Ventures’s or Purchaser GP’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.  Each of Purchaser, OPC Power Ventures and Purchaser GP is not subject to any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator that prohibits the consummation of the transactions contemplated by this Agreement or would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Purchaser’s, OPC Power Ventures’s or Purchaser GP’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 5.07          Compliance with Laws.  Each of Purchaser, OPC Power Ventures and Purchaser GP is not in violation of any applicable Law, except for violations that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Purchaser’s, OPC Power Ventures’s or Purchaser GP’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 5.08          Brokers.  Neither Purchaser nor any of its Affiliates (including  OPC Power Ventures and Purchaser GP) has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers or their respective Affiliates or, following the Closing, any Acquired Company or JV Entity, could become liable or obliged.

Section 5.09          Investment Intent.  Purchaser acknowledges that neither the offer nor the sale of the Transferred Interests has been registered under the U.S. Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or under any state or foreign securities laws.  Purchaser is acquiring the Transferred Interests for its own account for investment, without a view to, or for a resale in connection with, the distribution thereof in violation of the Securities Act or any applicable state or foreign securities laws and with no present intention of distributing or reselling any part thereof.  Purchaser will not so distribute or resell any of the Transferred Interests in violation of any such Laws.

Section 5.10          Available Funds; Source of Funds.  Purchaser and OPC Power Ventures has, or will have at the Closing, sufficient cash or other sources of immediately available funds to pay in cash the cash portion of the Estimated Purchase Price in accordance with Article 2 and for all other actions necessary for Purchaser to consummate the transactions contemplated in this Agreement.  Purchaser represents and warrants that all funds paid to Sellers shall not have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering Laws of the United States or any other applicable jurisdiction.  Purchaser has delivered to each Seller a true, complete and correct copy of (a) the subscription agreement between OPC Power Ventures LP, a Delaware limited partnership (“OPC Power Ventures”), and Purchaser (the “Power Ventures Subscription Agreement”), pursuant to which OPC Power Ventures has agreed, subject to the terms and conditions contained in such Power Ventures Subscription Agreement, to acquire limited partnership interests in Purchaser at or before the Closing, the consideration for which will be used by Purchaser to fund the Purchase Price, and (b) one or more subscription agreements (each, an “Investor Subscription Agreement” and, together with the Power Ventures Subscription Agreement, the “Subscription Agreements”) between OPC Power Ventures and each of [***] and Purchaser Guarantor (collectively, the “Investors”), pursuant to which each such Investor has agreed, subject to the terms and conditions contained in each such Investor Subscription Agreement, to acquire (directly or indirectly) limited partnership interests in OPC Power Ventures at or before the Closing, the consideration with respect to each such Investor Subscription Agreement will be used by OPC Power Ventures to fund a portion of its obligation under the Power Ventures Subscription Agreement.  Each Subscription Agreement is in full force and effect and is a legal, valid and binding obligation of the counterparty thereto; provided, that Sellers are made an express third party beneficiary of (i) the Power Ventures Subscription Agreement for the sole purpose of enforcing the Power Ventures Subscription Agreement against OPC Power Ventures on behalf of Purchaser and (ii) the Investor Subscription Agreement of Purchaser Guarantor for the sole purpose of enforcing such Investor Subscription Agreement against Purchaser Guarantor on behalf of OPC Power Ventures.  Each Subscription Agreement is enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).  As of the date hereof, no Subscription Agreement has been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification is contemplated.  There are no side letters and (except for the Subscription Agreements) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the counterparties thereto or any other Person relating to the equity financing or other financial support that is the subject of such Subscription Agreement that, in each case, could permit such counterparty to reduce its commitments with respect to such equity financing or other financial support.  Purchaser and OPC Power Ventures, as applicable, has fully paid all commitment fees or other fees in connection with the Subscription Agreements that are payable on or prior to the date hereof.  In no event shall the receipt by, or the availability of any funds or financing to, OPC Power Ventures or Purchaser or any of its Affiliates or any other financing be a condition to Purchaser’s obligation to consummate the transactions contemplated hereunder.  Purchaser has delivered to Sellers as of the date hereof a true, correct and complete copy of the Organizational Documents of Purchaser and OPC Power Ventures, in each case, as in effect on such date, together with all amendments thereto.

Section 5.11          Investigation.  Purchaser is a sophisticated entity, knowledgeable about the industry in which the Acquired Companies and JV Entities operate, experienced in investments in such businesses and able to bear the economic risk associated with the purchase of the Transferred Interests.  Purchaser has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of interests of the type contemplated in this Agreement, as well as Knowledge of the Acquired Companies and JV Entities and their operations in particular, and has independently made its own analysis and decision to enter into this Agreement.  Purchaser has had access to the books, records, of the Acquired Companies and JV Entities and senior management of CPVI, including all documents made available to Purchaser in the electronic data-room established by Sellers, for purposes of conducting Purchaser’s due diligence investigation of the Acquired Companies and JV Entities.  Purchaser has been granted the opportunity to ask questions of, and receive answers from, Representatives of Sellers concerning the Transferred Interests, Acquired Companies, JV Entities, Operating Facilities and Development Projects.

Section 5.12          Disclaimer Regarding Projections.  Purchaser may be in possession of certain projections and other forecasts regarding the Acquired Companies, JV Entities, Operating Facilities or Development Projects, including projected financial statements, cash flow items and other data of the Acquired Companies and JV Entities and certain business plan information of the Acquired Companies and JV Entities.  Purchaser acknowledges that there are substantial uncertainties inherent in attempting to make such projections and other forecasts and plans, that Purchaser is not relying on such projections and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and Purchaser shall not have any Claim against any Person with respect thereto.  Accordingly, Purchaser acknowledges that, without limiting the generality of Section 3.07 or Section 4.19, neither Sellers nor any of their respective Affiliates, Representatives, agents or advisors has made any representation or warranty with respect to such projections and other forecasts and plans.

Section 5.13          Legal Impediments.  To the Knowledge of Purchaser, subject to receipt of the Purchaser’s Required Consents, there are no facts relating to Purchaser, any applicable Law or any Contract to which Purchaser is a party that would disqualify, prevent or materially impair Purchaser from acquiring the Transferred Interests or obtaining joint control of the Acquired Companies or becoming an minority equity owner of any JV Entity on or prior to the Outside Date.

Section 5.14          Exclusive Representations and Warranties. Purchaser acknowledges that except for the representations and warranties contained in Article 3 with respect to Sellers and Article 4 with respect to the Acquired Companies and the JV Entities, as applicable (in each case, as modified by the Seller Disclosure Schedule and subject to Section 6.09), neither Sellers nor any other Person on their behalf, makes any other express or implied representation or warranty with respect to Sellers, the Acquired Companies, the JV Entities or the transactions contemplated by this Agreement, and Sellers disclaims, and Purchaser acknowledges and agrees that it is not relying on and disclaims any such reliance on, any other representations or warranties, whether made by Sellers, the Acquired Companies, the JV Entities or any of their respective Affiliates or Representatives.

ARTICLE 6
COVENANTS

Section 6.01          Information Pending Closing.  From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 10.01 (the “Interim Period”), Sellers shall provide Purchaser and its Representatives as to the Acquired Companies (and shall use Commercially Reasonable Efforts to provide as to the JV Entities), as reasonably requested by Purchaser (x) information to the extent such information is readily available to Sellers or can be obtained by Sellers without any unreasonable interference with the Business or operations of Sellers, the Acquired Companies or the JV Entities and (y) reasonable access at reasonable times and upon reasonable prior notice during normal business hours, to the officers, properties and books and records of the Acquired Companies and the JV Entities, but only to the extent such access does not unreasonably interfere with the Business or operations of Sellers, the Acquired Companies or the JV Entities.  Notwithstanding the foregoing, Sellers shall not be required to provide any information (a) which Sellers reasonably believe they, the Acquired Companies or the JV Entities are prohibited from providing to Purchaser by reason of applicable Law, which, based on advice of Counsel, constitutes or allows access to information protected by attorney/client privilege, or which Sellers, the Acquired Companies or the JV Entities are required to keep confidential or prevent access to by reason of any Contract with a third party, (b) relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by counsel, (c) relating to any potential sale of any of the Acquired Companies or the Equity Interest in any JV Entity to any other Person, provided that the Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements, or seek appropriate waivers or consents, under circumstances in which the restrictions of clause (a) of this sentence apply.  Notwithstanding anything contained herein, during the Interim Period, (i) Purchaser shall not be permitted to contact any of Sellers, the Acquired Companies’ or the JV Entities’ respective equity owners, officers, employees, vendors, customers or suppliers without receiving prior written authorization from Sellers, other than unrelated to the transactions contemplated by this Agreement, and (ii) Sellers shall be entitled to take, or cause or permit any Acquired Company or JV Entity to take, any COVID Actions which may limit Purchaser’s physical access which it would otherwise be entitled to undertake as set forth herein (provided Sellers are treated substantially the same as other third parties with respect to such COVID Actions).  All information provided pursuant to this Section 6.01 shall be subject to the Confidentiality Agreement (as defined below).  Notwithstanding anything in this Agreement to the contrary, prior to the Closing, Purchaser and its Representatives shall not be permitted to perform any environmental sampling at any Real Property, including sampling of soil, groundwater, surface water, building materials or air or wastewater emissions.

Section 6.02          Conduct of Business Pending the Closing.

(a)          Except as contemplated by this Agreement or otherwise consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, Sellers shall cause each Acquired Company (and shall use Commercially Reasonable Efforts to cause each JV Entity) to (i) subject to any COVID Action, operate in the ordinary course of business consistent with past practices in all material respects and (ii) use commercially reasonable efforts to (A) preserve, maintain and protect the assets and properties of the Acquired Companies (and use Commercially Reasonable Efforts to preserve, maintain and protect the assets and properties of the JV Entities), and keep intact their respective business organizations and goodwill, and keep available the services of their respective officers and key employees, (B) maintain all material Permits, and (C) maintain all material relationships with customers, suppliers, Governmental Entities and others having business relationships with them.  Without limiting the foregoing, except (w) as otherwise contemplated by this Agreement or in connection with any Permitted Financing, (x) actions taken by CPVI in its capacity as asset manager under any Asset Management Agreement, (y) as set forth in Section 6.02(a) of the Seller Disclosure Schedule or (z) actions consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, Sellers shall cause each of the Acquired Companies, and shall use Commercially Reasonable Efforts to cause each of the JV Entities, not to do the following:

(i)          sell, lease, transfer, encumber, convey or otherwise dispose of any assets, other than (A) in the ordinary course of business in an amount not in excess of $[***] in the aggregate, (B) sales, transfers, conveyances or other dispositions of obsolete fixtures, equipment and tangible personal property, (C) sales of electricity, capacity, RECs, ancillary services and transfers or dispositions of assets in the ordinary course of business (including sales of fuel permitted under the risk management policies of the JV Entities), (D) sales of fuel in the ordinary course of business, or (E) Permitted Liens or Permitted Financings;

(ii)          merge or consolidate with any other Person or acquire all or substantially all of the assets of any other Person;

(iii)          enter into, terminate, materially amend, grant any waiver of any material term under, grant any material consent with respect to, or fail to comply in any material respect with, any Material Contract or Contract that would be a Material Contract if in existence on the date hereof (other than pursuant to any Permitted Financing or entry into Contracts for the purchase or sale of fuel in the ordinary course of business);

(iv)          issue, reserve for issuance, pledge or otherwise encumber, redeem or sell any of its Equity Interests (other than pursuant to any Permitted Financing);

(v)          liquidate, dissolve or otherwise wind up its business or operations (other than the dissolution of [***];

(vi)          purchase any Equity Interests of any Person;

(vii)         amend or modify its respective Organizational Documents (other than in connection with any Permitted Financing);

(viii)        except as required by changes in applicable Law or GAAP, change any material accounting method;

(ix)          effect any recapitalization, reclassification or other change in its capitalization (other than pursuant to any Permitted Financing);

(x)          engage in any material new line of business, other than additional services in the context of the provision of asset management services to third parties (including the provision of additional energy management services);

(xi)          other than any Indebtedness solely between Acquired Companies, create, incur or assume any Indebtedness other than in the ordinary course of business (which includes any Permitted Financing);

(xii)         waive, release, compromise or settle any Claim, in each case in an amount in excess of $[***] (in the aggregate for all Claims) or in a manner that is otherwise materially adverse to the Business of the Acquired Companies and the JV Entities, taken as a whole;

(xiii)        fail to maintain, cancel or materially change coverage under any material Insurance Policy;

(xiv)        settle or compromise any material liability for Taxes, amend any material Tax Return, adopt or change in any material respect any method of accounting for Tax purposes, make any material Tax election, or enter into any closing agreement with respect to any material Tax, in each case, that would materially increase the Taxes of any Acquired Company or JV Entity except, in each case, as required by applicable Law;

(xv)        except (A) to the extent required by applicable Law, (B) to the extent required by any Benefit Plan as in effect on the date of this Agreement, or (C) in the ordinary course of business and consistent with past practices, in the case of Acquired Company Employees who are not a senior vice president or higher position of any Acquired Company, (i) grant any increase in compensation, benefits or severance pay, (ii) adopt, enter into or amend any Benefit Plan; (iii) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or accelerate the vesting, or the lapsing of any restrictions with respect to, or payment of any compensation or benefit under any Benefit Plan or (iv) hire or engage, or terminate the employment or engagement (other than for cause) of, any Acquired Company Employee or natural person consultant of any Acquired Company with an annual base compensation that exceeds $[***];

(xvi)        enter into or modify in any material respect, terminate, cancel, renew or assign any material Permit other than (A) in the ordinary course of business or (B) any such Permit that will expire or be satisfied in full prior to the Closing;

(xvii)       purchase or otherwise acquire any real property or any interest therein (other than any lease or easement entered into in the ordinary course of business, provided that such lease or easement shall not (A) provide for rental payments in excess of $[***] annually or (B) in the case of any office lease, have a lease term in excess of [***]);

(xviii)      make any material change to the accounts receivable or accounts payable policies of the Business related to the JV Entities, including policies relating to timing of payments, collections, extensions of credit, or credit terms; or

(xix)        agree or commit to do any of the foregoing.

(b)          Notwithstanding Section 6.02(a) or any other provision herein, the Acquired Companies may take commercially reasonable actions (whether or not permitted by Section 6.02(a)) as reasonably required to comply with applicable Laws or in response to any emergency situations which are reasonably likely to threaten human health or the material assets of the Acquired Companies (provided that any such action shall be limited in the reasonable judgment of the Sellers for no longer than, and for no broader scope than, is required by any such emergency); provided, that Sellers shall, to the extent practicable (i) give advance written notice to Purchaser of such actions to be taken by any Acquired Company or, to the Knowledge of Sellers, any JV Entity, and shall in any event use reasonable best efforts give written notice within forty-eight (48) hours after such actions and (ii) shall consider in good faith the views of Purchaser in respect thereof prior to taking of such actions.

(c)          Nothing contained in this Section 6.02(a) is intended to give Purchaser the right to control or direct the Business or the operations of the Acquired Companies or the JV Entities prior to the Closing.  Prior to the Closing, Sellers and the Acquired Companies shall exercise complete control and supervision over the Business and the operations of the Acquired Companies.

Section 6.03          Tax Matters.

(a)

(i)          Pre-Closing Tax Returns.  Purchaser shall prepare in a manner consistent with past practice (except as otherwise required by applicable Law) and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Acquired Companies that relate to taxable periods ending on or before the Closing Date but that are required to be filed after the Closing Date and all Tax Returns in respect of the Acquired Companies that relate to a Straddle Period.  If any such Tax Return prepared by Purchaser is expected to result in a change to the Closing Date Working Capital Amount, Purchaser shall provide a copy of such Tax Return to Sellers at least twenty (20) Business Days prior to the due date for the filing of such Tax Return for Sellers’ review and comment.  Purchaser shall reflect any reasonable comments that Sellers submit to Purchaser no less than five (5) Business Days prior to the due date of such Tax Returns.

(ii)          Straddle Period Taxes.  For purposes of this Agreement, the portion of any Tax with respect to a Straddle Period that is allocable to the portion of the taxable period ending on the Closing Date will be: (i) in the case of all real property Taxes, personal property Taxes and similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the relevant entity terminated at the close of business on the Closing Date.

(b)          Cooperation.  Purchaser and Sellers shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by any Party, in connection with the filing of Tax Returns and any Tax contest or other proceeding with respect to such Tax Returns.  Such cooperation shall include the retention and (upon a Party’s request) the provision of records and information which are reasonably relevant to any such Tax contest or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The requesting Party shall reimburse the cooperating Parties for all reasonable costs and expenses incurred by such cooperating Parties.

(c)          Transfer Taxes. All Transfer Taxes arising out of, or in connection with, the sale of the Transferred Interests shall be borne [***]. Purchaser and Sellers shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes. Purchaser shall file, and Sellers shall cooperate with the filing of, all Tax Returns required to be filed to report Transfer Taxes imposed on or with respect to the transactions contemplated by this Agreement.

(d)          Transaction Tax Deductions.  Notwithstanding anything in this Agreement to the contrary, the Parties agree that all Transaction Tax Deductions arising on or prior to the Closing Date have been or will be incurred before the Closing, and except as otherwise required by Law, the Parties agree to, and agree to cause their respective Affiliates to, treat for all Tax purposes all such Transaction Tax Deductions as deductions allocable to Pre-Closing Tax Periods.

(e)          Intended Tax Treatment.  [***].

(f)          Purchase Price Allocation.  [***].

(g)          Acquired Partnerships.  [***].

(h)          Post-Closing Actions.  Purchaser and its Affiliates (including on or after the Closing Date, the Acquired Companies) shall not (i) amend an income Tax Return of an Acquired Company for any taxable period ending on or prior to the Closing Date, (ii) file any ruling or request with any Governmental Entity that relates to income Taxes or Tax Returns of an Acquired Company for any taxable period ending on or prior to the Closing Date, (iii) enter into any voluntary disclosure with any Governmental Entity regarding any income Tax or Tax Returns of an Acquired Company for any taxable period ending on or prior to the Closing Date, or (iv) make any Tax election with respect to an Acquired Company that relates to, or is retroactive to, any taxable period ending on or prior to the Closing Date, in each case, without the prior written consent of the applicable Seller (such consent not to be unreasonably withheld, conditioned or delayed), if any such action would have the effect of increasing a Tax liability or decreasing a Tax asset of Sellers (including by increasing a Tax liability or decreasing a Tax asset included in the calculation of Closing Date Working Capital Amount).

(i)          Tax Proceedings.  Purchaser agrees that in the event of any Tax audit, investigation or other proceeding with respect to a Pre-Closing Tax Period that could result in a Tax liability or adjustment with respect to the Tax obligations of any Seller or its director or indirect owners (a “Pass-Through Tax Proceeding”) Purchaser shall, and shall cause the applicable Acquired Partnership to, promptly notify Sellers of such Pass-Through Tax Proceeding.  Purchaser agrees that Sellers shall have the right to control, to the extent within the power of the Purchaser under the terms of the applicable limited liability company agreement, any such Pass-Through Tax Proceeding, and Purchaser shall have the right to participate in such proceeding, and Sellers shall not settle or compromise any such Pass-Through Tax Proceeding without Purchaser’s consent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.04          Confidentiality; Publicity.

(a)          Purchaser acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of a confidentiality agreement, dated as of [***], by and between OPC Energy LTD. and CPV Power Holdings LP, as amended by Amendment No. 1 thereto, dated as of [***], as further amended by Amendment No. 2 thereto, dated as of [***] (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Acquired Companies and the JV Entities.  Each Seller acknowledges that it shall not, and it shall cause its Affiliates not to, for a period of [***] after the Closing Date, disclose any Confidential Information (as defined in the Confidentiality Agreement) which relates to the Acquired Companies or the JV Entities to anyone other than Purchaser, except (i) for any such information that does not relate primarily to the Acquired Companies or JV Entities or which is requested by any Governmental Entity or that is required by applicable Law to be disclosed by it in connection with any Claim, and then, if permitted by Law, only after such Seller has given written notice to Purchaser of its obligation to disclose such information so that Purchaser may waive compliance with the provisions of this Section 6.04(a) or be given an opportunity to obtain an appropriate protective order with respect to such disclosure, and Sellers shall reasonably cooperate with Purchaser in connection with obtaining such protective order; provided that, if in the absence of a protective order or the receipt of a waiver from Purchaser, such Seller has been advised by legal counsel that it is required to disclose such information, such Seller may disclose such information, and (ii) notwithstanding anything to the contrary contained in this Section 6.04, each such Seller and its Affiliates may, without the prior consent of Purchaser, issue any non-public release or statement or otherwise disclose Confidential Information, including information with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby (including the Purchase Price and other terms of the Agreement or the Transaction Documents), to any of their respective Affiliates, representatives, current and potential lenders, and current and potential investors, in each case which are subject to fiduciary obligations or contractual confidentiality obligations with respect to such information disclosed to them.

(b)          None of Purchaser, Sellers, or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of Sellers or Purchaser, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by Law or legal process (including rules of any national securities exchange or stock exchange), applicable to the Parties or their Affiliates, in which case Sellers or Purchaser, as applicable, shall use its or their reasonable best efforts to coordinate or communicate such announcement or communication with Sellers or Purchaser, as applicable, prior to announcement or issuance; provided, however, that, subject to Section 6.04(a), each Party and its Affiliates may make internal announcements regarding this Agreement and the transactions contemplated hereby to their and their Affiliates’ respective directors, officers, employees, legal and accounting advisors, current and potential lenders, and current and potential investors without the consent of the other Party; and provided, further, that, subject to Section 6.01 and Section 6.04(a), the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

Section 6.05          Post-Closing Books and Records.  Following the Closing and subject to Section 6.04(a), Sellers and their respective Affiliates shall be entitled to retain copies (at Sellers’ [***]) of any such books, records and other documents which pertain solely to the ownership or operation by Sellers of the Business, the Acquired Companies and the JV Entities.

Section 6.06          Expenses.  Except as otherwise provided in this Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, including any fees, expenses or other payments incurred or owed by a Party to any brokers, financial or legal advisors or comparable other persons retained or employed by such Party in connection with the transactions contemplated by this Agreement.

Section 6.07          Further Actions.

(a)          During the Interim Period, subject to the terms and conditions of this Agreement, each Party agrees to use reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement in an expeditious manner.

(b)          The Parties will use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain (x) the Required Consents, (y) any Consents of third parties to Contracts with the Acquired Companies or the JV Entities, as applicable; provided, that, Sellers shall be responsible for the payment of any consent fees or other fees due under due under the such Contracts in connection with obtaining such Consents, and (z) any Filings or Consents with or from any Governmental Entity, including (i) preparing and filings as soon as practicable (and in any event, within ten (10) Business Days following the date of this Agreement) all necessary Filings required to be made with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act and any other applicable antitrust or competition Laws with respect to the transactions contemplated by this Agreement; provided, that, without limiting the foregoing, the Parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act; provided, further, Purchaser shall be responsible for the payment of any filing fees due under the HSR Act, (ii) preparing and filing as soon as practicable (and in any event, within fifteen (15) Business Days following the date of this Agreement) all necessary Filings required to be made with the Federal Energy Regulatory Commission under Section 203 of the Federal Power Act, as amended, which shall be submitted to FERC in a form mutually acceptable to the Parties, (iii) as soon as practicable  (and in any event, within fifteen (15) Business Days following the date of this Agreement) preparing and filing a draft notice pursuant to the CFIUS Statute with regard to the transactions contemplated by this Agreement and, after receipt of confirmation that CFIUS has no further comment to the draft notice, promptly submitting a final notice in accordance with the CFIUS Statute; provided, further, that Purchaser shall pay the filing fee for the notice submitted pursuant to the CFIUS Statute, (iv) preparing and filing as soon as practicable all other Filings or Consents with or from any Governmental Entity or other Person that are required to be filed or obtained in order to consummate the transactions contemplated hereby, (v) assuring that all such Filings are in material compliance with the requirements of applicable Laws, (vi) making available to the other party such information as the other party may reasonably request in order to complete the Filings or to respond to information requests by any relevant Governmental Entity, (vii) subject to applicable legal limitations and the instructions of any Governmental Entity, keeping each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including but not limited to promptly furnishing the other with copies of notices or other communications, Filings or correspondence between the Parties, or any of their respective Subsidiaries, and any Governmental Entity (or members of their respective staffs) with respect to the transactions, (viii) responding to and complying with, as promptly as reasonably practicable, any request for information or documentary material regarding the transactions from any relevant Governmental Entity (including responding to any “second request” for additional information or documentary material under the HSR Act as promptly as reasonably practicable), (ix) ensuring the prompt expiration or termination of any applicable waiting period and clearance or approval by any relevant Governmental Entity, including defense against, and the resolution of, any objections or challenges, in court or otherwise, by any relevant Governmental Entity preventing consummation of the transactions, (x) taking all actions necessary to cause all conditions set forth in Article 7 to be satisfied as soon as practicable and (xi) executing and delivering any additional instruments necessary to fully carry out the purposes of this Agreement.

(c)          Prior to communicating any information to any Governmental Entity (or members of their respective staffs) in oral or written form, each Party shall permit counsel for the other Parties a reasonable opportunity to review and provide comments thereon, and consider in good faith the views of the other Parties in connection with, any proposed communication to any Governmental Entity (or members of their respective staffs) to the extent permitted by applicable Law.  Each of Purchaser and Sellers agree not to participate in any meeting or discussion, either in person, by telephone or by other electronic means, with any Governmental Entity in connection with the proposed transaction unless it consults with each other Party in advance and, to the extent not prohibited by such Governmental Entity or by applicable Law, gives each other Party the opportunity to attend and participate where appropriate and advisable under the circumstances.

(d)          Notwithstanding anything to the contrary contained in this Agreement, Purchaser and its Affiliates shall commit to any and all divestitures, licenses, hold separate or similar arrangements, conduct of business restrictions, mitigation measures, national security agreements, letters of assurance and other actions and non-actions with respect to its assets and businesses as a condition to obtaining any and all Consents from Governmental Entities, as promptly as practicable, but in no event later than the Outside Date, including committing to take any and all actions necessary in order to ensure that (x) no requirement for non-action, a waiver, consent or approval of the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, any State Attorney General, CFIUS or other Governmental Entity, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (z) no other matter relating to any antitrust or competition law or regulation, would preclude the occurrence of the Closing by the Outside Date.  Purchaser shall not, without the written consent of Sellers, “pull-and-refile” pursuant to 16 C.F.R. 803.12 any Filing made under the HSR Act, or take any similar action before any other Governmental Entity without the prior written approval of Sellers.

(e)          Except as required by applicable Law, neither Party shall enter into any agreement with any Governmental Entity agreeing not to consummate the transactions contemplated by this Agreement.

(f)          Subject to the compliance of the Parties with this Section 6.07, Purchaser, on the one hand, and Sellers, on the other hand, shall not have any liability whatsoever to the other Parties arising out of or relating to the failure to obtain any Consents or make any Filings, or because of the termination of, or default under, any Contract, in each case to the extent such Consents, Filings or Contracts are listed on Section 3.03 of the Seller Disclosure Schedule, Section 4.03 of the Seller Disclosure Schedule or Section 5.03 of the Purchaser Disclosure Schedule.

Section 6.08          No Solicitation; Alternative Transactions.  During the Interim Period, neither Sellers nor any Acquired Company shall, and Sellers shall cause their Affiliates and Representatives not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group (other than any Party or any Affiliate, associate or designee of any Party) concerning any proposal for the sale, merger, combination, joint venture or other transaction involving all or any part of the Transferred Interests or the assets of the Acquired Companies, other than as reasonably required in connection with any Permitted Financing and providing information in connection the transaction contemplated hereby in accordance with the terms hereof.

Section 6.09          R&W Insurance Policy.  [***].

Section 6.10          Employee Matters.

(a)          [***].

(b)          From and after the Closing, Purchaser [***].

(c)          Purchaser shall use commercially reasonable efforts to [***].

(d)          Sellers hereby covenant and agree that during the period beginning on the Closing Date and ending on the [***] of the Closing Date, each Seller will not, and will cause its Affiliates not to, without the prior consent of Purchaser, directly or indirectly, (i) recruit, induce or solicit for employment or engagement as a consultant, independent contractor or other service provider, or in any manner attempt to recruit, induce or solicit for employment or engagement as a consultant, independent contractor or other service provider, any individual who is or was an Acquired Company Employee as of the date of this Agreement; (ii) induce or attempt to induce any such Acquired Company Employee from leaving the employ or engagement as a consultant, independent contractor or other service provider of any Acquired Company, Purchaser or any of its Affiliates, or in any way interfere with the relationship between any Acquired Company, Purchaser or any of its Affiliates, on the one hand, and any such an Acquired Company Employee, on the other hand; or (iii) hire or engage as a consultant, independent contractor or other service provider any such Acquired Company Employee as a consultant, independent contractor or other service provider; provided, however, nothing in this Section 6.10(d) shall prohibit any Seller or its Affiliates from, directly or indirectly, engaging in general advertisements or solicitations not specifically directed at or targeting any such Acquired Company Employee and hiring any Acquired Company Employee who has been terminated by the Acquired Companies without cause.

(e)          All provisions contained in this Section 6.10 are included for the sole benefit of the Parties.  This Agreement is not intended by the Parties to, and nothing herein shall, (i) constitute an amendment to any Benefit Plan or any Purchaser Plan or (ii) confer on any Acquired Company Employee or any other Person (other than the Parties) any rights or remedies (including any right to employment or other service relationship or any third-party beneficiary rights).

Section 6.11          IFRS Financial Statements; Cooperation.

(a)          During the Interim Period, Sellers shall, and shall cause the Acquired Companies to, use commercially reasonably efforts to cooperate with any reasonable request by Purchaser to provide financial information relating to the Acquired Companies and JV Entities to the extent reasonably necessary or required to enable Purchaser and its Affiliates to comply with their reporting obligations under applicable law, rule, regulation and stock exchange rules.  In furtherance of the foregoing, Sellers shall, and shall cause the Acquired Companies to, use commercially reasonably efforts to provide to Purchaser, upon request, the following:

(i)          combined, consolidated financial statements for the Acquired Parent Companies, including (x) balance sheets as of [***]and, when available, [***] and (y) statements of changes in equity, income statement, cash flow statement for each of the years ended [***] and, when available, [***], in each case with customary notes thereto and prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), and audited by KPMG LLP, a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative, a Swiss entity (“KPMG”), in accordance with International Audit Standards (“ISAs”), together with such combined, consolidated financial information for any relevant interim period (including prior year) which has been reviewed by KPMG in accordance with ISAs (which interim information is expected to be required for the period ending [***] and for subsequent annual and quarterly periods during the Interim Period).  Such financial information (A) for years ended [***] must be provided within sixty (60) days following execution of this Agreement and (B) for the year ended on [***] must be provided within fifty (50) days of year end and for [***] for such quarter and year to date period (and prior year period) within thirty-five (35) days from the end of the period;

(ii)          the audit and review opinions issued by KPMG and delivered pursuant to Section 6.11(a)(i) will permit public filing and publication of such opinions and reviews as required under applicable law, regulation and stock exchange rules;

(iii)          financial information related to each Acquired Company and JV Entity prepared under IFRS to enable the Purchaser to determine whether any of such companies are significant associated companies for purposes of reporting requirements applicable to Purchaser; provided, that in the event that any such JV Entity will be considered significant under standards applicable to Purchaser or its Affiliates, Sellers shall cause the Acquired Companies and use Commercially Reasonable Efforts to cause such JV Entities to prepare such annual financial statements (audited under ISAs by a “big-four” audit firm) and quarterly financial statements (reviewed under ISAs by a “big-four” audit firm) as Purchaser or its Affiliates reasonably required to comply with reporting obligations under applicable law, rule, regulation or stock exchange rule; and

(iv)          other reasonable assistance to Purchaser and its Affiliates to enable them to comply with reporting requirements under applicable law, rule, regulation and stock exchange rule, including making the Acquired Parent Companies’ accounting personnel and independent auditor available for cooperation in connection with the above described reporting requirements.

(b)          During the Interim Period, at Purchaser’s sole costs and expense, Sellers shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to provide (and direct their respective Representatives to use commercially reasonable efforts to provide) all cooperation reasonably requested by Purchaser in writing necessary for the arrangement of any financing to fund the acquisition of the Acquired Parent Companies (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Acquired Parent Companies or any of their Affiliates), including using reasonable efforts to (i) cause senior management and other employees with appropriate seniority to participate (by telephone or videoconference only, and such senior management or other employees shall not be required to participate in any in-person meetings or travel to any such meetings) in a reasonable number of meetings with prospective investors, underwriters or others, presentations road shows, due diligence sessions, at reasonable times and with reasonable advance notice; (ii) provide reasonable and customary assistance in the preparation of customary marketing documents for any such financing; (iii) furnish, to the extent available, customary due diligence materials, financial data and such other financial information regarding the Businesses of the Acquired Companies and JV Entities; provided, that in the case of clause (ii) and this clause (iii), Sellers and the Acquired Companies shall not be required to provide or furnish (and Purchaser shall be solely responsible for) (A) the preparation of pro forma financial information, (B) any description of the proposed financing, and (C) any projections, risk factors and other forward-looking statements; provided, further, that Sellers shall have the right to review and comment on any offering documents, private placement memoranda, prospectuses and similar documents in respect of any such financing; (iv) requesting the independent accountants of the Acquired Companies and JV Entities to provide reasonable and customary assistance and cooperation in connection with any such financing, including providing customary consents and participating in a reasonable number of customary due diligence sessions (at reasonable times and with reasonable advance notice) and review of offering materials; and (v) furnish upon written request any documentation and other information reasonably required by a Governmental Entity under applicable “know your customer” and anti-money laundering rules and regulations; provided, in the case of the foregoing, (1) none of Sellers or, prior to the Closing, any of the Acquired Companies shall be required to incur any liability in connection with the financing contemplated by this Section 6.11, (2) the pre-Closing board of directors, board of managers, and general partner, as applicable, of the Acquired Companies, shall not be required to adopt resolutions approving or authorizing any agreements, documents or instruments in connection with the financing, (3) none of Sellers or, prior to the Closing, the Acquired Companies shall be required to take any corporate or other action, or execute any financing documents, including any notes, indentures, credit agreements, pledges, security documents, certificates, legal opinions or other documents in connection with the financing, and (4) none of Sellers or any Acquired Company shall be required to take any action that would reasonably be expected to result in a breach of any representation, warranty or covenant of Sellers under this Agreement.  None of Sellers or any Acquired Company shall have any liability to Purchaser in respect of any financial statements, other financial information or data, or any other information provided pursuant to this Section 6.11.  Except as otherwise provided in Article 4, Purchaser specifically acknowledges that Sellers have made no representation or warranty, and that Purchaser has not relied on any representation or warranty, as to any financial statements, other financial information or data, or any other information provided pursuant to this Section 6.11.

(c)          Purchaser shall, promptly upon request by the Acquired Parent Companies, reimburse by the Acquired Companies and their respective Affiliates and Representatives for all reasonable out-of-pocket costs, fees and expenses incurred by them in connection any such cooperation required under this Section 6.11.  The costs of all accounting and other advisors involved, at the request of any Party, in the preparation of financial statements and all other information provided pursuant to this Section 6.11 shall be borne solely by the Purchaser.

(d)          Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 7.02(a), as it applies to Sellers’ obligations under this Section 6.11, shall be deemed satisfied unless Sellers have knowingly and willfully materially breached an obligation under this Section 6.11.  In no event shall the receipt by, or the availability of any funds or financing to, Purchaser or any of its Affiliates or any other financing be a condition to Purchaser’s obligation to consummate the transactions contemplated hereunder.

Section 6.12          [***].  At or prior to the Closing, Sellers shall cause CPV Power Holdings to contribute to [***] an amount in cash equal to [***] in accordance with the [***].  In connection with, and subject to receipt by [***] of such capital contribution, CPV Power Holdings shall direct the beneficiary of the [***] to deliver the original [***] to GIP II CPV or its representative for cancellation and take such other actions as are necessary to cause Sellers and their respective Affiliates, as applicable, to be fully and unconditionally released from any obligations thereunder.

Section 6.13          [***].  At or prior to the Closing, Sellers shall cause [***] to pay all amounts necessary (including all outstanding principal and interest) to cause the full repayment and satisfaction of all obligations of [***] under that certain Credit Agreement, dated as of [***], among [***]and the other parties thereto (as such agreement may be amended, modified or refinanced in connection with a Permitted Financing) (the “[***]”).  At least two (2) Business Days prior to the Closing Date, Sellers shall obtain and deliver to Purchaser a customary payoff letter in connection with the full repayment and satisfaction of the [***], which payoff letter shall contain the name and account number of each Person to which any portion of payoff amount shall be due and payable at the Closing and containing the portion of such payoff amount to be paid to each such Person at the Closing, and make arrangements for the delivery of, subject to the receipt of the applicable payoff amounts, customary lien releases, as applicable, to Purchaser as soon as practicable after the Closing.

ARTICLE 7
CONDITIONS TO CLOSING

Section 7.01          Conditions to Each Party’s Obligations.  The obligation of each Party to consummate the Closing is subject to the satisfaction (or waiver by such Party) on or prior to the Closing of each of the following conditions:

(a)          HSR Act.  The waiting period under the HSR Act shall have expired or been terminated.

(b)          CFIUS Review.  The CFIUS Approval has been obtained.

(c)          Other Required Consents.  Each of the Required Consents set forth on [***] shall have been obtained and be in full force and effect.

(d)          No Injunction or Prohibition.  No Governmental Entity shall have issued any order, decree or ruling or taken any other action, in each case which is in effect, restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement.

Section 7.02          Conditions to Obligations of Purchaser.  The obligation of Purchaser to consummate the Closing is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of each of the following additional conditions:

(a)          Covenants of Sellers.  Sellers shall have performed in all material respects each of their covenants and agreements set forth in this Agreement required to be performed by them at or prior to the Closing.

(b)          Representations and Warranties of Sellers.  (i) The representations and warranties of Sellers set forth in Article 3 and Article 4 (other than the representations set forth in [***] (collectively, the “Seller Fundamental Representations”)) shall be true and correct (disregarding all qualifications set forth therein relating to materiality or Material Adverse Effect) in all respects at and as of the date hereof and as of the Closing Date (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) the Seller Fundamental Representations shall be true and correct at and as of the date hereof and as of the Closing Date (except (i) that those representations and warranties that are made as of a specific date need only be true and correct as of such date and (ii) [***] inaccuracies).

(c)          Officer’s Certificate of Sellers.  Each Seller shall have delivered to Purchaser a certificate, dated as of the Closing Date, executed on behalf such Seller by an authorized officer thereof, certifying that the conditions specified in Section 7.02(a) and Section 7.02(b) have been fulfilled.

(d)          Material Adverse Effect.  Since the date of this Agreement, no change, event or effect shall have occurred and be continuing that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(e)          Contractual Consents.  All of the Consents set forth on Section 7.02(e) of the Purchaser Disclosure Schedule shall have been obtained.

(f)          Closing Documents.  Sellers shall have delivered to Purchaser all agreements, instruments and documents required to be delivered by Sellers under Section 2.04(a).

Section 7.03          Conditions to Obligations of Sellers.  The obligation of Sellers to consummate the Closing is subject to the satisfaction (or waiver by Sellers) on or prior to the Closing Date of each of the following additional conditions:

(a)          Covenants of Purchaser.  Purchaser shall have performed in all material respects each of its covenants and agreements set forth in this Agreement required to be performed by it at or prior to the Closing, including the delivery to Sellers of all amounts required to be paid by Purchaser at the Closing under Section 2.02.

(b)          Representations and Warranties of Purchaser.  (i) The representations and warranties of Purchaser set forth in Article 5 (other than the representations and warranties set forth in Sections 5.01, 5.02 and 5.08 (collectively, the “Purchaser Fundamental Representations”)) shall be true and correct (disregarding all qualifications set forth therein relating to materiality or material adverse effect) in all respects at and as of the date hereof and as of the Closing Date (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby, and (ii) the Purchaser Fundamental Representations shall be true and correct as of the date hereof and as of the Closing Date (except (i) that those representations and warranties that are made as of a specific date need only be true and correct as of such date and (ii) for de minimis inaccuracies).

(c)          Officer’s Certificate of Purchaser.  Purchaser shall have delivered to Sellers a certificate, dated as of the Closing Date, executed on behalf of Purchaser by an authorized officer thereof, certifying that the conditions specified in Section 7.03(a) and Section 7.03(b) have been fulfilled.

(d)          Closing Documents.  Purchaser shall have delivered to Sellers all agreements, instruments and documents required to be delivered by Purchaser under Section 2.04(b).

Section 7.04          Frustration of Closing Conditions.  Neither of Purchaser nor Sellers may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to comply with its obligations under Section 6.07.  All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing.

ARTICLE 8
SURVIVAL AND RELEASE

Section 8.01          No Survival of Representations and Warranties.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement (other than the Seller Note and the Pledge Agreement) shall survive the Closing, except for (a) the Seller Fundamental Representations and the Purchaser Fundamental Representations, which shall survive for a period of two (2) years after the Closing Date and (b) those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Closing and then only to such extent and until such covenants and agreements have been fully performed.  In furtherance of the foregoing, except as set forth in Section 8.05, each Party hereby waives on behalf of itself and its Affiliates and its and their respective Representatives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, Claims and causes of action it may have against any Party relating to this Agreement based upon predecessor or successor liability, contribution, tort, strict liability or any Law or otherwise, in each case, other than with respect to actual and intentional fraud, with respect to the representations and warranties set forth in this Agreement.

Section 8.02          “As Is” Sale; Release.

(a)          EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article 3 AND Article 4, THE TRANSFERRED INTERESTS ARE BEING TRANSFERRED TO PURCHASER “AS IS, WHERE IS,” AND SELLERS AND THEIR RESPECTIVE AFFILIATES (INCLUDING THE ACQUIRED COMPANIES) EXPRESSLY DISCLAIM (AND PURCHASER ACKNOWLEDGES THAT IT HAS NOT RELIED ON) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS, BUSINESS AND ASSETS (INCLUDING TITLE, CONDITION, VALUE OR QUALITY THEREOF) OF THE ACQUIRED COMPANIES, THE JV ENTITIES OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS OF THE ACQUIRED COMPANIES, THE JV ENTITIES, OR THEIR RESPECTIVE ASSETS (INCLUDING TITLE, CONDITION, VALUE OR QUALITY THEREOF).  SELLERS AND THEIR RESPECTIVE AFFILIATES (INCLUDING THE ACQUIRED COMPANIES) EXPRESSLY DISCLAIM, AND PURCHASER HEREBY WAIVES, ANY REPRESENTATION OR WARRANTY OF QUALITY, MERCHANTABILITY, NON-INFRINGEMENT, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE ACQUIRED COMPANIES OR THE JV ENTITIES (OR ANY PORTION THEREOF) OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF THE ASSETS OF THE ACQUIRED COMPANIES OR THE JV ENTITIES (OR ANY PORTION THEREOF), INCLUDING WHETHER THE ACQUIRED COMPANIES AND THE JV ENTITIES POSSESS SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE BUSINESS, IN EACH CASE EXCEPT AS EXPRESSLY SET FORTH IN Article 3 AND Article 4.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED HEREIN, NO MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY OR ON BEHALF OF SELLERS, THE ACQUIRED COMPANIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR BY ANY REPRESENTATIVE, AGENT, ATTORNEY, ADVISOR, CONSULTANT, ACCOUNTANT, BROKER OR INVESTMENT BANKER OF SELLERS, INCLUDING ANY INFORMATION OR MATERIAL CONTAINED IN THE CONFIDENTIAL INFORMATION PRESENTATION OR ANY MANAGEMENT PRESENTATION RECEIVED BY PURCHASER, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES (IN EACH CASE, INCLUDING ANY SUPPLEMENTS THERETO), INFORMATION PROVIDED DURING DUE DILIGENCE (INCLUDING INFORMATION IN ANY “VIRTUAL DATA ROOM”), AND ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUEST PROVIDED TO PURCHASER, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE TRANSFERRED INTERESTS, THE ASSETS OF THE ACQUIRED COMPANIES AND THE JV ENTITIES THAT IS NOT SET FORTH HEREIN.

(b)          NO PARTY SHALL HAVE, AND EACH PARTY EXPRESSLY WAIVES, ANY RIGHT TO RECOVER ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR EXEMPLARY LOSSES, DAMAGES, COSTS, EXPENSES OR LIABILITIES AS A RESULT OF ANY BREACH BY ANY OTHER PARTY OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR OBLIGATION HEREUNDER, EXCEPT IN THE CASE OF ACTUAL AND INTENTIONAL FRAUD.

(c)          Effective as of the Closing, Purchaser, for itself and its Affiliates and their respective successors, assigns, executors, heirs, officers, directors, managers, partners and employees (each a “Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all Claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any of the Releasors has, might have or might assert now or in the future, against Sellers and any of their respective Affiliates (including the Acquired Companies) and their respective successors, assigns, officers, directors, managers, partners and employees or any of their respective heirs or executors (in each case in their capacity as such) (each, a “Releasee”), in each case, to the extent arising out of or resulting from the ownership and/or operation of the Acquired Companies or based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing in respect of the ownership and/or operation of the Acquired Companies; provided, however, that nothing contained in this Section 8.02(c) shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Party to the extent arising out of this Agreement (including the right to indemnification under Section 8.05) or the other Transaction Documents.  Purchaser shall, and shall cause its Affiliates to, refrain from, directly or indirectly, asserting any Claim or demand, or commencing, instituting or causing to be commenced any legal proceeding, of any kind against a Releasee based upon any matter released pursuant to this Section 8.02(c).

Section 8.03          No Setoff.  Except as set forth in Section 8.05, each of the Parties acknowledges and agrees (on its behalf of itself and its Affiliates) that it and its Affiliates shall have no right hereunder or pursuant to applicable Law to, and shall not, offset any amounts due and owing (or that becomes due and owing) pursuant to this Agreement to any other Party or such Party’s Affiliates against any amounts due and owing to such other Party or such other Party’s Affiliates pursuant to this Agreement or any other Contract.

Section 8.04          No Recourse Against Non-Party Affiliates.  Other than pursuant to and to the extent provided in the Purchaser Parent Guarantee or Section 8.05, all Claims, obligations, liabilities, or causes of action (whether in contract or in tort, in equity or at Law, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Transaction Documents, or the negotiation, execution, or performance of this Agreement and the Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as Parties hereto in the preamble to this Agreement.  Other than pursuant to and to the extent provided in the Purchaser Parent Guarantee, Seller Note, Pledge Agreement or Section 8.05, no Person who is not a Party, including any past, present or future Representative, incorporator, member, partner, stockholder, officer, director, manager, employee or Affiliate of such Party or its Affiliates (collectively, “Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in equity or at Law, or granted by statute) for any Claims, obligations, liabilities or causes of action arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or in its negotiation, execution, performance, or breach; and, to the maximum extent permitted by applicable Law, each Party hereby waives and releases all such liabilities, Claims, obligations and causes of action against any such Non-Party Affiliates.  Without limiting the generality of the foregoing, to the maximum extent permitted by applicable Law, other than pursuant to and to the extent provided in the Purchaser Parent Guarantee, (a) each Party hereby waives and releases any and all rights, Claims, demands, or causes of action that may otherwise be available in equity or at Law, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 8.05          Indemnification for Fundamental Representations.

(a)          From and after the Closing Date, Sellers, jointly and severally, agree to indemnify Purchaser and its Affiliates, and each of their respective managers, officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Indemnified Purchaser Entities”), and to hold each of them harmless from and against, any and all Losses suffered, paid or incurred by any such Indemnified Purchaser Entity (whether directly, pursuant to a Claim by a third party or otherwise) arising out of or related to any breach of any of the Seller Fundamental Representations.  Any payment required to be made by Sellers pursuant to this Section 8.05(a) shall be paid solely by offset against any amounts due and owing under the Seller Note, which shall be the sole source of recovery for the Indemnified Purchaser Entities for payments from Sellers pursuant to this Section 8.05(a).

(b)          For purposes of this Section 8.05, whether any representation or warranty has been breached, and the determination and calculation of any Losses resulting from such breach, shall be determined without giving effect to any qualification as to “materiality” (including the words “material” or “material adverse effect”).

(c)          Notwithstanding anything in this Agreement to the contrary, in the event of any claim for indemnification under Section 8.05(a), Purchaser shall use reasonable best efforts to recover any Losses under the R&W Insurance Policy to the extent such Loss is recoverable thereunder before prosecuting any such claim against Sellers.

(d)          No claim for indemnification under Section 8.05(a) shall be made or have any validity unless the Indemnified Purchaser Entities shall have given written notice of such claim to Sellers prior to the date set forth in Section 8.01 for the applicable Seller Fundamental Representation to expire, which notice shall contain a good faith summary of such facts and information as are then reasonably available, including a good faith non-binding estimate of the amount of Losses (to the extent estimable) and the specific basis for indemnification hereunder to the extent known.

(e)          Any payment made pursuant to or in connection with this Section 8.05 shall be treated as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes to the extent permitted by applicable Law.

ARTICLE 9
SUPPORT OBLIGATIONS

Section 9.01          Replacement of Support Obligations.

(a)          Following the date hereof, Purchaser shall use its reasonable best efforts, including offering replacement guarantees, letters of credit and surety bonds, to ensure that effective as of the Closing Date, Sellers and their respective Affiliates (other than the Acquired Companies and the JV Entities) are fully and unconditionally released from one hundred percent (100%) of the amount of, and all obligations and liabilities relating to, arising under or out of, or in connection with the guarantees, letters of credit and surety bonds listed in Section 9.01(a) of the Seller Disclosure Schedule (collectively, the “Support Obligations”).  In each case such release shall be evidenced (i) with respect to any letter of credit, by Sellers’ receipt at or prior to the Closing of the original letter of credit, and (ii) with respect to any cash collateral, by Sellers’ receipt at Closing of an amount in cash equal to such cash collateral (to the extent such amount is not otherwise included in the Closing Date Cash Amount, in which case Purchaser’s obligations under this Section 9.01 in respect of such cash collateral Support Obligation shall be deemed satisfied).  Purchaser shall provide (or cause to be provided) at or prior to Closing replacement guarantees, letters of credit or cash collateral, as applicable, to the beneficiaries thereof for one hundred percent (100%) of the amount of, and all obligations and liabilities relating to, such Support Obligations, in each case in form and substances acceptable to the beneficiary thereof.  In the event that following the date hereof, any Seller or its Affiliate (other than the Acquired Companies) provides, in the ordinary course of business consistent with past practices or in connection with any Permitted Financing, any guaranty, letter of credit, surety bond or other credit assurances of a comparable nature for the benefit of the Acquired Companies or the JV Entities not listed as Support Obligations in Section 9.01(a) of Seller Disclosure Schedule as of the date hereof (each, an “Additional Support Obligation”), Sellers shall promptly provide Purchaser with notice thereof, together with reasonable supporting documentation, and, upon the written consent of Purchasers (such consent not to be unreasonably withheld, conditioned or delayed), such Additional Support Obligations shall be deemed Support Obligations for all purposes hereunder.

(b)          To the extent Sellers and their respective Affiliates (other than the Acquired Companies and the JV Entities) are not fully and unconditionally released from one hundred percent (100%) of any Support Obligations as of the Closing Date (any such Support Obligations being referred to herein as an “Outstanding Support Obligation”), Purchaser shall indemnify Sellers and their respective Affiliates, as applicable, for all liabilities, costs and expenses incurred by Sellers and their respective Affiliates after the Closing Date in respect of such Outstanding Support Obligations, including any amounts drawn or called in respect of such Outstanding Support Obligations. Following the Closing, Purchaser shall use its reasonable best efforts, including offering replacement guarantees, letters of credit and surety bonds, to ensure that as soon as practicable thereafter, Sellers and their respective Affiliates (other than the Acquired Companies and the JV Entities) are fully and unconditionally released from one hundred percent (100%) of the amount of, and all obligations and liabilities relating to, arising under or out of, or in connection any Outstanding Support Obligations.  In furtherance and not in limitation of the foregoing, Purchaser agrees that if the Outstanding Support Obligation in respect of the letter of credit issued by [***] is still outstanding, Purchaser will cause the Acquired Companies to terminate, at Purchaser’s sole cost and expense, the interconnection Contract giving rise to such Outstanding Support Obligation and cause the original of such letter of credit to be returned to Sellers not later than the six (6)-month anniversary of the Closing Date.

Section 9.02          Purchaser Backstop Credit Support.  Without limiting Purchaser’s obligations under Section 9.01(a), at the Closing, Purchaser shall provide to Sellers (and shall maintain for so long as any Outstanding Support Obligations remain outstanding) a letter of credit issued by a U.S. commercial bank (or the U.S. branch of a foreign commercial bank) that has a long-term unsecured debt rating of “A-” or higher by Standard and Poor’s Corporation and “A3” or higher by Moody’s Investors Service, Inc., which letter of credit shall be in form and substance reasonably acceptable to Sellers (including a provision that allows the beneficiary thereof to draw the full amount of such letter of credit within thirty (30) days prior to expiration thereof if such letter of credit has not been extended or renewed by such date) in an amount at all times equal to or greater than the aggregate amount of all Outstanding Support Obligations.

ARTICLE 10
TERMINATION

Section 10.01          Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)          by mutual written agreement of Purchaser and Sellers;

(b)          by either Purchaser or Sellers by giving written notice to the other Parties if the Closing shall not have occurred on or prior to April 7, 2021 (the “Outside Date”); provided, however, that the Outside Date may be extended by either Purchaser or Sellers, by written notice to the other Parties, to the date that is sixty (60) days after the Outside Date (the “Extended Outside Date”) in the event that all conditions to the Closing set forth in Article 7 (other than Section 7.01(a) through Section 7.01(c) (the “Regulatory Conditions”)) have been or are reasonably capable of being satisfied at the time of such extension and the Regulatory Conditions are reasonably capable of being satisfied on or prior to the Extended Outside Date; provided, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c)          by either Purchaser or Sellers by giving written notice to the other Parties if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall not be subject to appeal or shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 10.01(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, such order, decree, ruling or other action;

(d)          by Purchaser by giving written notice to Sellers if there has been a breach by any Seller of any representation, warranty, covenant or other agreement of a Seller contained in this Agreement and such breach (i) would result in the failure to satisfy one or more of the conditions to the Closing set forth in Section 7.01 or Section 7.02 and (ii) if such breach is capable of being cured, is not cured by Sellers within thirty (30) days of their receipt of such written notice from Purchaser; provided, that Purchaser shall not be permitted to terminate this Agreement if Purchaser or Purchaser GP is then in breach of any of its representations, warranties, covenants or other agreements contained herein and such breach would result in the failure to satisfy one or more of the conditions to the Closing set forth in Section 7.01 or Section 7.03;

(e)          by Sellers by giving written notice to Purchaser if there has been a breach by Purchaser or Purchaser GP of any representation, warranty, covenant or other agreement of Purchaser or Purchaser GP contained in this Agreement and such breach (i) would result in the failure to satisfy one or more of the conditions to the Closing set forth in Section 7.01 or Section 7.03 and (ii) if such breach is capable of being cured, is not cured by Purchaser within thirty (30) days of its receipt of such written notice from Sellers; provided, that Sellers shall not be permitted to terminate this Agreement if Sellers are then in breach of any of their respective representations, warranties, covenants or other agreements contained herein and such breach would result in the failure to satisfy one or more of the conditions to the Closing set forth in Section 7.01 or Section 7.02; or

(f)          by Sellers if (i) all the conditions set forth in Section 7.01 and Section 7.02 have been satisfied (and continue to be satisfied) or irrevocably waived (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) and (ii) Purchaser does not consummate the transactions contemplated hereby within two (2) Business Days of the day the Closing is required to occur pursuant to Section 2.03.

Section 10.02          Effect of Termination.

(a)          If this Agreement is validly terminated in accordance with Section 10.01, subject to Section 10.02(d), such termination shall be without liability of any Party to any other Party, except liability of any Party to the other Parties for any intentional and willful breach of this Agreement or actual and intentional fraud occurring prior to such termination.

(b)          If this Agreement is terminated by any Party pursuant to Section 10.01, written notice thereof shall forthwith be given to the other Parties and the transactions contemplated by this Agreement shall be terminated, without further action by any Party; provided, that Purchaser, at its option, shall, and shall cause its Affiliates and Representatives to, promptly either (i) return to Sellers or (ii) destroy (and deliver a certificate to Sellers confirming such destruction) all documents and other material received from Sellers, their respective Affiliates or their respective Representatives or other advisors relating to this Agreement, the Acquired Companies, the JV Entities and transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement [***] and continue to treat all Confidential Information (as defined in the Confidentiality Agreement) in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination hereof.

(c)          If this Agreement is terminated, this Agreement shall become null and void and of no further force and effect, except for the following provisions which shall survive such termination: Section 6.04 (Confidentiality; Publicity), Section 6.06 (Expenses), Section 6.11(c) (IFRS Financial Statements; Cooperation), Section 10.01 (Termination), this Section 10.02 (Effect of Termination) and Article 11 (Miscellaneous).

(d)          If this Agreement is terminated by (x) Sellers pursuant to Section 10.01(e) or Section 10.01(f), or (y) Sellers or Purchaser pursuant to Section 10.01(b) and, at the time, Sellers could have terminated this Agreement pursuant to Section 10.01(e), then Purchaser shall pay to Sellers, by wire transfer of cash in immediately available funds within two (2) Business Days following the date of termination, the amount of $[***] (the “Purchaser Termination Fee”).  Until such time as this Agreement is actually terminated in the circumstances provided in the first sentence of this Section 10.02(d) and Purchaser pays the Purchaser Termination Fee in accordance with this Section 10.02(d), nothing in this Section 10.02(d) shall prohibit Sellers from their right to seek specific performance pursuant to, and on the terms and conditions set forth in, Section 11.08; provided, that Sellers shall not be entitled under any circumstances to obtain both (i) a recovery of monetary damages in the form of the Purchaser Termination Fee plus amounts due pursuant to Section 10.02(e) and any other amounts payable pursuant to Section 6.11(c), and (ii) specific performance of the consummation of the Closing pursuant to this Agreement.  Notwithstanding anything contained herein to the contrary, upon termination of this Agreement in the circumstances provided in the first sentence of this Section 10.02(d), Sellers’ right to receive the Purchaser Termination Fee (plus amounts due pursuant to Section 10.02(e) and any other amounts payable pursuant to Section 6.11(c)) from Purchaser (or Purchaser Guarantor under the Purchaser Parent Guarantee) shall be the sole and exclusive remedy of Sellers and their respective Affiliates against Purchaser and its Affiliates for any losses, liabilities, damages, obligations, payments, costs and expenses suffered as a result of the failure of Closing of this Agreement to be consummated, and upon payment of such amount, neither Purchaser nor its Affiliates shall have any further rights, liability, or obligations arising out of or relating to this Agreement or the transactions contemplated hereby.  The Parties agree that (1) damages suffered by Sellers, the Acquired Companies and the JV Entities in the event this Agreement pursuant is terminated in the circumstances provided in the first sentence of this Section 10.02(d) are incapable or very difficult to accurately estimate and (2) the Purchaser Termination Fee is a reasonable forecast of just compensation for such termination.  The Parties acknowledge that (i) the agreements contained in this Section 10.02(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement; and (ii) the Purchaser Termination Fee payable to Sellers by Purchaser pursuant to this Section 10.02(d) is not a penalty, but is liquidated damages in an amount that shall compensate Sellers for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance upon this Agreement and on the expectation of the consummation of the transactions contemplated herein, and for the loss suffered by reason of the failure of such consummation, which amount would otherwise be uncertain and incapable of accurate determination.  The Parties further agree that, if applicable, the Purchaser Termination Fee (and any amounts due pursuant to Section 10.02(e)) shall be allocated among Sellers in the same percentages that the Purchase Price would have otherwise been allocated pursuant to Section 2.02(d) if the Closing occurred, as reasonably determined by Sellers.

(e)          If Purchaser fails promptly to pay any amount due pursuant to Section 10.02(d), it shall also pay, together with the Purchaser Termination Fee, any costs and expenses incurred by Sellers and their Affiliates in connection with enforcing this Agreement, together with interest on such unpaid amount, at a rate per annum, compounded on a daily basis, equal to seven percent (7%) from (and including) the date such amount was required to be paid up to (but excluding) the payment date.

ARTICLE 11
MISCELLANEOUS

Section 11.01          Notices.  All notices, requests, consents, Claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) on the next Business Day if sent overnight by a nationally recognized overnight courier, or (c) on the date sent by e-mail (with confirmation of transmission) if sent prior to 5:00 p.m. on a Business Day in the place of receipt, and on the next Business Day if sent after 5:00 p.m. in the place of receipt or on any day that is not a Business Day in the place of receipt.  Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.01).

(i)           if to Purchaser or Purchaser GP, to:

CPV Group LP
c/o OPC Energy Ltd.
121 Menachem Begin Road
Tel-Aviv, P.O.B Israel 20709
Email: [***]
Attention: [***]

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, DC 20005
Email: [***]
Attention: [***]

Skadden, Arps, Slate, Meagher & Flom LLP
40 Bank Street, Canary Wharf
London, E14 5DS
Email: [***]
Attention: [***]

(ii)           if to any Seller, to:

Global Infrastructure Management, LLC
1345 Avenue of the Americas, 30th Floor
New York, New York 10105
Email: [***]
Attention: [***]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Email: [***]
Attention: [***]

Section 11.02          Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, to the extent valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 11.03          Further Cooperation.  Each Party agrees to cooperate with the other Parties and to execute and deliver such further instruments of assignment and transfer and to perform such additional acts as a necessary to consummate or implement the transactions contemplated by this Agreement. After Closing, upon prior reasonable written request and at the requesting Party’s sole cost and expense, each Party shall use commercially reasonable efforts to cooperate with each other in furnishing records, information, oral or written testimony, oral or written attestations and certifications, and other assistance in connection with transition matters and any inquiries or proceedings involving the Acquired Companies or the JV Entities, but excluding any proceedings arising from disputes among the Parties.  Each such requesting Party shall reimburse such cooperating Party for any reasonable out-of-pocket expenses (including fees and expenses of counsel) paid or incurred by such cooperating Party as a result of any such requested cooperation.

Section 11.04          Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed by Purchaser and Sellers.  Each Party may, by an instrument in writing signed on behalf of such Party, waive compliance by any other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 11.05          Entire Agreement; No Third Party Beneficiaries.  This Agreement, the Transaction Documents and the Confidentiality Agreement (together with the written Schedules and certificates referred to herein or delivered pursuant hereto) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.  Except as provided in Section 5.10, Section 6.09, Section 8.02, Section 8.04, Section 8.05 and Section 11.12, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns and is not intended to confer upon any other Person any rights or remedies hereunder.

Section 11.06          Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 11.07          Consent to Jurisdiction; Waiver of Jury Trial.  Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby.  Each of the Parties hereto further agrees that service of any process, summons, notice or document by U.S. certified mail to such Party’s respective address set forth in Section 11.01 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.08          Specific Performance.  The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms and that any remedy at Law for any breach of the provisions of this Agreement would be inadequate.  Accordingly, the Parties acknowledge and agree that each Party shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, as applicable.  Notwithstanding the immediately foregoing sentence, it is explicitly agreed that the right of Sellers to seek specific performance or other equitable remedies to enforce Purchaser’s obligation to cause the Purchase Price to be paid to fund the sale and purchase of the Transferred Interests (which includes without limitation the right of Sellers (i) to, or to cause Purchaser to, enforce OPC Power Ventures’s funding obligation under the limited partnership agreement of Purchaser and the Power Ventures Subscription Agreement), (ii) to, or to cause OPC Power Ventures to, enforce Purchaser Guarantor’s funding obligation under the limited partnership agreement of OPC Power Ventures and the Investor Subscription Agreement of Purchaser Guarantor and (iii) to cause OPC Power Ventures and Purchaser GP, as its general partner, to enforce the funding obligations of the counterparties to each of the other Investor Subscription Agreements under the limited partnership agreement of OPC Power Ventures and such other Investor Subscription Agreements, in the case of clauses (i) through (iii), for purposes of funding the sale and purchase of the Transferred Interests in accordance with this Agreement) shall be subject to the requirements that all of the conditions to Closing set forth in Section 7.01 and Section 7.02 were satisfied (other than those conditions that by their terms are to be satisfied by actions taken at Closing) at the time when the Closing would have been required to occur but for the failure of the Purchase Price to be paid. In furtherance, and not in limitation of the foregoing, Purchaser and Purchaser GP hereby agree to (I) deliver to Sellers the form of capital call notice to be delivered (A) by Purchaser GP on behalf of Purchaser to OPC Power Ventures and (B) by Purchaser GP on behalf of OPC Power Ventures to each of the Investors, in the case of clauses (A) and (B), not less than eight (8) Business Days (as defined in the limited partnership agreement of OPC Power Ventures) prior to the earlier to occur of (x) the date reasonably anticipated by Purchaser GP to be the Closing Date and (y) the date that the capital contributions contemplated by such capital call notices are due under the Organizational Documents of Purchaser and OPC Power Ventures and to deliver such capital call notices to OPC Power Ventures and to the Investors, as applicable, at such times as reasonably required under the Organizational Documents of Purchaser and OPC Power Ventures to permit the Closing to occur when required pursuant to Section 2.03 and otherwise in accordance with the terms and conditions of this Agreement. The capital call notices referenced in the immediately preceding sentence shall be in an aggregate amount sufficient to permit Purchaser to pay the Purchase Price to Sellers at the Closing and otherwise in form and substance reasonably acceptable to Sellers.  Purchaser and Purchaser GP further agree that they not make, or cause or permit to be made, amendments to the Organizational Documents of Purchaser or OPC Power Ventures prior to Closing without the prior written consent of Sellers (such consent not to be unreasonably withheld, conditioned or delayed).  Each Party agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief on any basis, including the basis that any other party has an adequate remedy at Law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy for any reason at Law or in equity.  The Parties acknowledge and agree that any Party seeking (a) an injunction to prevent breaches of this Agreement, (b) to enforce specifically the terms and provisions of this Agreement or (c) other equitable relief shall not be required to provide any bond or other security in connection with any such remedy.

Section 11.09          Assignment.  Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by (a) Purchaser or Purchaser GP without the prior written consent of Sellers or (b) any Seller without the prior written consent of Purchaser; provided, that any Seller may assign its right to receive any payments under Section 2.07 to an Affiliate without the consent of Purchaser.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.  Any attempted assignment in violation of the terms of this Section 11.09 shall be null and void, ab initio.

Section 11.10          Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.11          Exhibits, Annexes and Schedules.  Except as otherwise provided in this Agreement, all Exhibits, Annexes and Schedules referred to herein are intended to be and hereby are made a part of this Agreement.  Any disclosure in the Seller Disclosure Schedule or Purchaser Disclosure Schedule with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules in the Seller Disclosure Schedule or Purchaser Disclosure Schedule, as applicable, to which the relevance of such disclosure is reasonably apparent.  Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy among the Parties, or between any of them, as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 11.12          Acknowledgement and Waiver.

(a)          It is acknowledged by each of the Parties that Sellers have retained Latham & Watkins LLP (“Sellers’ Counsel”) to act as its counsel in connection with the transactions contemplated hereby and that Sellers’ Counsel has not acted as counsel for any other Person in connection with the transactions contemplated hereby for conflict of interest or any other purposes.  Purchaser agrees that any attorney-client privilege and the expectation of client confidence attaching as a result of Sellers’ Counsel’s representation of Sellers related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, including all communications among Sellers’ Counsel and Sellers and/or their Affiliates in preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, shall survive the Closing and shall remain in effect.  Furthermore, effective as of the Closing, (i) all communications (and materials relating thereto) between the Acquired Companies and Sellers’ Counsel related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement are hereby assigned and transferred to Sellers, (ii) Purchaser, on behalf of itself and its Affiliates, hereby releases all of their respective rights and interests to and in such communications and related materials, (iii) Purchaser, on behalf of itself and its Affiliates, hereby releases any right to assert or waive any privilege related to the communications and related materials referenced in this Section 11.12, and (iv) Purchaser, on behalf of itself and its Affiliates, acknowledges and agrees that all such rights described in clause (iii) shall reside with Sellers.

(b)          Purchaser agrees that, notwithstanding any current or prior representation of the Acquired Companies or the JV Entities by Sellers’ Counsel, Sellers’ Counsel shall be allowed to represent Sellers or any of their respective Affiliates (including the Acquired Companies and the JV Entities) in any matters and disputes adverse to Purchaser or its Affiliates that either is existing on the date hereof or arises in the future and relates to this Agreement and the transactions contemplated hereby, and Purchaser, on behalf of itself and its Affiliates, hereby waives any conflicts or claim of privilege that may arise in connection with such representation.  Further, Purchaser agrees that Sellers’ Counsel and In-House Counsel (together, “Counsel”) have acted as counsel for Sellers and the Acquired Companies and that, in the event that a dispute arises after Closing between Purchaser and Sellers or any of their respective Affiliates, Sellers’ Counsel and any Sellers’ in-house counsel may represent Sellers or such Affiliate (including the Acquired Companies) in such dispute even though the interests of Sellers or such Affiliate may be directly adverse to Purchaser or its Affiliates and even though Sellers’ Counsel and Sellers’ in-house lawyer may have represented any Acquired Company or JV Entity in a matter substantially related to such dispute prior to Closing.

(c)          Purchaser acknowledges that any advice given by Sellers’ Counsel to, or communication by Sellers’ Counsel with, Sellers or any of their respective Affiliates (including the Acquired Companies prior to the Closing Date) or any JV Entity shall not be subject to any joint privilege and shall be owned solely by Sellers or such Affiliate (including the Acquired Companies) or by such JV Entity, as applicable.  Purchaser hereby acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Sellers’ Counsel.

Section 11.13          Counterparts; Execution.  This Agreement may be executed and delivered in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  The words “executed,” “execute”, “signed,” “signature,” and words of like import in or related to this Agreement and/or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on nationally recognized electronic platforms (including DocuSign), or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Laws, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, the Delaware Limited Liability Company Act or any other similar applicable state laws based on the Uniform Electronic Transactions Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

SELLERS

GIP II CPV INTERMEDIATE HOLDINGS
PARTNERSHIP, L.P.

By:	Global Infrastructure GP II, L.P., its general partner

By:	Global Infrastructure Investors II, LLC, its general partner

By:	/s/ [***]
Name: [***]
Title: Partner

GIP II CPV INTERMEDIATE HOLDINGS
PARTNERSHIP 2, L.P.

By:	Global Infrastructure GP II, L.P., its general partner

By:	Global Infrastructure Investors II, LLC, its general partner

By:	/s/ [***]
Name: [***]
Title: Partner

CPV POWER HOLDINGS GP, LLC

By:	/s/ [***]
Name: [***]
Title: Partner

 [Signature Page to Purchase and Sale Agreement]

PURCHASER

CPV GROUP LP

By: OPC US INC., its general partner

By:	/s/ [***]
Name: [***]
Title: [***]

By:	/s/ [***]
Name: [***]
Title: [***]
Solely for purpose of Article 11:

PURCHASER GP

OPC US INC.

By:	/s/ [***]
Name: [***]
Title: [***]

By:	/s/ [***]
Name: [***]
Title: [***]

[Signature Page to Purchase and Sale Agreement]

Exhibit A

Defined Terms

(a)          As used in the Agreement, the following terms have the respective meanings set forth below:

          “Acquired Company” means each Acquired Parent Company and their respective direct and indirect Subsidiaries, each of which, as of the date hereof, is listed on Section 1.01(a) of the Seller Disclosure Schedule.

          “Acquired Company Employee” means any current or former director, officer or employee of any Acquired Company.

          “Acquired Parent Company” means CPV Power Holdings LP, CPVI and CPV REC.

          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that such other Person shall be deemed an Affiliate for only so long as such control exists.  For purposes of this Agreement, no JV Entity shall be deemed to be an Affiliate of Sellers, Purchaser or any Acquired Parent Company.

          “Asset Management Agreement” means any Asset Management Agreement (together with all amendments, modifications and supplements thereto) between CPVI, on the one hand, and any Acquired Company, JV Entity or any other Person, on the other hand, that has been made available to Purchaser prior to the date hereof.

          “Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and any other plan, policy, agreement or program providing health, welfare, pension, retirement, supplemental unemployment benefit, profit-sharing, bonus, deferred compensation, incentive compensation, stock purchase, stock option, restricted stock, restricted stock unit, phantom equity, or other equity-based, employment, consulting, retention, change in control, severance, fringe benefit or other benefit or compensation to any Acquired Company Employee or any natural person independent contractor or former natural person independent contractor, in each case that is maintained, sponsored or contributed to or required to be maintained or contributed by any Acquired Company or pursuant to which any Acquired Company or ERISA Affiliate has any obligation (current or contingent).

          “Business Day” means any day other than a Saturday or Sunday or any day banks in the State of New York or Tel Aviv, Israel are authorized or required to be closed.

          “Cash and Cash Equivalents” means, with respect to any Person, the sum of all (a)  unrestricted cash, cash equivalents and liquid investments held by or on behalf of such Person, plus (b) all deposited but uncleared bank deposits and cash deposits held by or on behalf of such Person, minus (c) all outstanding checks and cash posted by counterparties of such Person, in each case required to be included on a consolidated balance sheet of such Person determined in accordance with the Accounting Principles, plus (d) in the event that any cash collateral Support Obligation is not replaced prior to Closing, the amount of such cash collateral.

          “CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

          “CFIUS Approval” means (a) written notification issued by CFIUS that it has determined that the purchase and sale of the Transferred Interests is not a “covered transaction” pursuant to the CFIUS Statute; (b) Sellers and Purchaser shall have received written notice from CFIUS that CFIUS has concluded all action under the CFIUS Statute with respect to the purchase and sale of the Transferred Interests, and there are no unresolved national security concerns with respect to the purchase and sale of the Transferred Interests; or (c) if CFIUS shall have sent a report to the President of the United States requesting the President’s decision with respect to the purchase and sale of the Transferred Interests, then either (i) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the purchase and sale of the Transferred Interests, or (ii) having received a report from CFIUS requesting the President’s decision, the time permitted by the CFIUS Statute for such action shall have expired without any such action being announced or taken.

          “CFIUS Statute” means section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment Risk Review Modernization Act of 2018, as it may be further amended, modified, supplemented or replaced from time to time, and including all applicable regulations and interim rules issued and effective thereunder.

          “Claim” means any demand, claim, action, legal proceeding (whether at law or in equity), investigation or arbitration.

          “Closing Date Cash Adjustment Amount” means (a) with respect to CPV Power Holdings LP, an amount which may be positive or negative, equal to (i) the Closing Date Cash Amount of CPV Power Holdings LP minus (ii) the Target Cash Amount of CPV Power Holdings LP, (b) with respect to CPVI, an amount which may be positive or negative, equal to (i) the Closing Date Cash Amount of CPVI minus (ii) the Target Cash Amount of CPVI, and (c) with respect to CPV REC, an amount which may be positive or negative, equal to (i) the Closing Date Cash Amount of CPV REC minus (ii) the Target Cash Amount of CPV REC.

          “Closing Date Cash Amount” means (a) with respect to CPV Power Holdings LP, the sum of the Cash and Cash Equivalents of CPV Power Holdings LP and each of its direct and indirect Acquired Companies, (b) with respect to CPVI, the sum of the Cash and Cash Equivalents of CPVI and each of its direct and indirect Acquired Companies, and (c) with respect to CPV REC, the sum of the Cash and Cash Equivalents of CPV REC and each of its direct and indirect Acquired Companies, in each case, determined without duplication in accordance with the Accounting Principles and as of the Effective Time without giving effect to the Closing.

          “Closing Date Indebtedness Adjustment Amount” means (a) with respect to CPV Power Holdings LP, an amount which may be positive or negative, equal to (i) the Closing Date Indebtedness Amount of CPV Power Holdings LP minus (ii) the Target Indebtedness Amount of CPV Power Holdings LP, (b) with respect to CPVI, an amount which may be positive or negative, equal to (i) the Closing Date Indebtedness Amount of CPVI minus (ii) the Target Indebtedness Amount of CPVI, and (c) with respect to CPV REC, an amount which may be positive or negative, equal to (i) the Closing Date Indebtedness Amount of CPV REC minus (ii) the Target Indebtedness Amount of CPV REC.

          “Closing Date Indebtedness Amount” means (a) with respect to CPV Power Holdings LP, the sum of the Indebtedness Amounts of CPV Power Holdings LP and each of its direct and indirect Acquired Companies and JV Entities, (b) with respect to CPVI, the sum of the Indebtedness Amounts of CPVI and each of its direct and indirect Acquired Companies, and (c) with respect to CPV REC, the sum of the Indebtedness Amounts of CPV REC and each of its direct and indirect Acquired Companies and JV Entities, in each case, determined without duplication in accordance with the Accounting Principles and as of the Effective Time without giving effect to the Closing (including issuance of the Seller Note).

          “Closing Date Working Capital Adjustment Amount” means (a) with respect to CPV Power Holdings LP, an amount, which may be positive or negative, equal to (i) the Closing Date Working Capital Amount of CPV Power Holdings LP minus (ii) the Target Working Capital Amount of CPV Power Holdings LP, (b) with respect to CPVI, an amount, which may be positive or negative, equal to (i) the Closing Date Working Capital Amount of CPVI minus (ii) the Target Working Capital Amount of CPVI and (c) with respect to CPV REC, an amount, which may be positive or negative, equal to (i) the Closing Date Working Capital Amount of CPV REC minus (ii) the Target Working Capital Amount of CPV REC.

          “Closing Date Working Capital Amount” means (a) with respect to CPV Power Holdings LP, the sum of the Working Capital Amounts of CPV Power Holdings LP and each of its direct and indirect Acquired Companies, (b) with respect to CPVI, the sum of the Working Capital Amounts of CPVI and each of its direct and indirect Acquired Companies and (c) with respect to CPV REC, the sum of the Working Capital Amounts of CPV REC and each of its direct and indirect Acquired Companies, in each case, determined without duplication in accordance with the Accounting Principles and as of the Effective Time without giving effect to the Closing; provided, however, that, in each case, current Tax liabilities and current Tax assets (but only with respect to Taxes which have been prepaid for the current year) shall be determined as of the end of the day on the Closing Date, and shall take into account the effect of the Closing, including the effect of the Transaction Tax Deductions, but shall not take into account any action taking on the Closing Date after the Closing that is outside of the ordinary course of business.

          “Code” means the U.S. Internal Revenue Code of 1986, as amended.

          “Commercially Reasonable Efforts” means, with respect to any Acquired Company that holds an Equity Interest in any JV Entity, that such Acquired Company shall (a) not vote such Equity Interest (and shall cause any directors or managers appointed by such Acquired Company to the board of directors or board of managers, respectively, of such JV Entity to not vote) in favor of, and shall otherwise use commercially reasonable efforts (in its capacity as a member of the JV Entity and to the extent permitted under the JV Entity Organizational Documents, and otherwise to the extent permitted under any Asset Management Agreement) to cause the JV Entity not to take, any action that would reasonably be expected to violate, in any material respect, the covenants of Seller or any Acquired Company applicable to such JV Entity under this Agreement and (b) shall vote such Equity Interest (and shall cause any directors or managers appointed by such Acquired Company to the board of directors or board of managers, respectively, of such JV Entity to vote) in favor of, and shall otherwise use commercially reasonable efforts (in its capacity as a member of the JV Entity and to the extent permitted under the JV Entity Organizational Documents, and otherwise to the extent permitted under any Asset Management Agreement) to cause the JV Entity to take, any action for which Sellers or any Acquired Company are required to use Commercially Reasonable Efforts to cause a JV Entity to effect pursuant to the covenants of Seller or any Acquired Company under this Agreement.  Notwithstanding the foregoing, nothing in this Agreement, including Section 6.02, shall be deemed to limit the ability of any Acquired Company to act (or refrain from acting) in its capacity as an asset manager to any JV Entity or any other Person.

          “Contract” means any written or oral contract, lease, license, evidence of Indebtedness, mortgage, indenture purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding.

          “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

          “COVID Actions” means any commercially reasonable actions that Sellers, the Acquired Companies or the JV Entities reasonably determine are necessary or prudent for such Person to take in connection with (a) events surrounding any pandemic or public health emergency caused by COVID-19, (b) mitigating the adverse effects of such events, pandemic or public health emergency on any Acquired Company or JV Entity, (c) protecting the health and safety of customers, suppliers, employees and other business relationships of any Acquired Company or JV Entity and (d) ensuring compliance by each Acquired Company and JV Entity and their respective directors, officers, managers and employees with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19; provided, that (i) any such actions shall be substantially consistent with the applicable Person’s actions taken prior to the date of this Agreement or otherwise reasonable in light of then current facts and circumstances (including directives, guidelines recommendations of any Governmental Entity or applicable Law as in effect from time to time) and (ii) Sellers shall use commercially reasonable efforts to promptly notify Purchaser of any such potential actions and consider the reasonable requests of Purchaser with respect to such actions.

          “CPV Fairview” means CPV Fairview, LLC, a Delaware limited liability company.

          “CPV Maryland” means CPV Maryland, LLC, a Delaware limited liability company.

          “CPV Shore Holdings” means CPV Shore Holdings, LLC, a Delaware limited liability company.

            “CPV Three Rivers” means CPV Three Rivers, LLC, a Delaware limited liability company.

          “CPV Towantic” means CPV Towantic, LLC, a Delaware limited liability company.

          “Development Project Companies” means [***].

          “Dollars” or “$” means the lawful currency of the United States of America.

          “Environmental Law” means any applicable Law relating to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), cultural or historic resources, or human health and safety, (b) the exposure to, or the Release or disposal of Hazardous Substances, or (c) noise or visual impairment.  For purposes of this definition, “Environmental Law” shall include the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §§ 11001 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (also known as the Clean Water Act) (33 U.S.C. §§ 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Endangered Species Act (16 U.S.C. §§ 1531 et seq.), the Migratory Bird Treaty Act (16 U.S.C. §§ 703 et seq.), the Bald and Golden Eagle Protection Act (16 U.S.C. §§ 668 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §§ 2701 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), National Environmental Policy Act of 1969 (42 U.S.C. §§ 4321 et seq.), each as amended, and any similar or analogous state and local statutes or regulations promulgated thereunder.

          “Environmental Permits” means any permits, certificates, licenses, franchises, writs, variances, exemptions, orders and other authorizations of any Governmental Entities issued under any Environmental Law.

          “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting,.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          “ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with any Acquired Company, is or has at any relevant time been treated as a single employer under Section 4001 of ERISA or Section 414 of the Code.

          “Estimated Cash Adjustment Amount” means Sellers’ good faith estimate of (a) with respect to CPV Power Holdings LP, the Closing Date Cash Adjustment Amount of CPV Power Holdings LP, (b) with respect to CPVI, the Closing Date Cash Adjustment Amount of CPVI and (c) with respect to CPV REC, the Closing Date Cash Adjustment Amount of CPV REC, in each case, as set forth on the notice delivered by Sellers pursuant to Section 2.02(b).

          “Estimated Indebtedness Adjustment Amount” means Sellers’ good faith estimate of (a) with respect to CPV Power Holdings LP, the Closing Date Indebtedness Adjustment Amount of CPV Power Holdings LP, (b) with respect to CPVI, the Closing Date Indebtedness Adjustment Amount of CPVI and (c) with respect to CPV REC, the Closing Date Indebtedness Adjustment Amount of CPV REC, in each case, as set forth on the notice delivered by Sellers pursuant to Section 2.02(b).

          “Estimated Purchase Price” means (a) with respect to CPV Power Holdings LP, an amount equal to (i) the CPV Power Holdings Base Purchase Price plus (ii) the Estimated Cash Adjustment Amount in respect of CPV Power Holdings LP, plus (iii) the Estimated Working Capital Adjustment Amount in respect of CPV Power Holdings LP, minus (iv) the Estimated Indebtedness Adjustment Amount in respect of CPV Power Holdings LP, plus (v) the Three Rivers Purchase Price, (b) with respect to CPVI, an amount equal to (i) the CPVI Base Purchase Price plus (ii) the Estimated Cash Adjustment Amount in respect of CPVI, plus (iii) the Estimated Working Capital Adjustment Amount in respect of CPVI, minus (iv) the Estimated Indebtedness Adjustment Amount in respect of CPVI, and (c) with respect to CPV REC, and amount equal to (i) the CPV REC Base Purchase Price plus (ii) the Estimated Cash Adjustment Amount in respect of CPV REC, plus (iii) the Estimated Working Capital Adjustment Amount in respect of CPV REC, minus (iv) the Estimated Indebtedness Adjustment Amount in respect of CPV REC.

          “Estimated Working Capital Adjustment Amount” means Sellers’ good faith estimate of (a) with respect to CPV Power Holdings LP, the Closing Date Working Capital Adjustment Amount of CPV Power Holdings LP, (b) with respect to CPVI, the Closing Date Working Capital Adjustment Amount of CPVI and (c) with respect to CPV REC, the Closing Date Working Capital Adjustment Amount of CPV REC, in each case, as set forth on the notice delivered by Sellers pursuant to Section 2.02(b).

          “FERC” means the Federal Energy Regulatory Commission or any successor agency.

          “Financing Facility Documents” means the financing and security documents set forth on Section 1.01(b) of the Seller Disclosure Schedule, and any ancillary agreements referenced therein.

          “GAAP” means United States generally accepted accounting principles.

          “Governmental Entity” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative, taxing or other agency, or any political or other subdivision, department or branch of any of the foregoing, including any governmental, quasi-governmental or non-governmental body administering, regulating, or having general oversight over gas, electricity, power or other energy-related markets or public health and safety.

          “Hazardous Substance” means any substance or material listed, defined, classified or regulated as a pollutant, contaminant, hazardous substance, toxic substance, hazardous waste or special waste or words of similar meaning or regulatory effect, under any applicable Environmental Law, including petroleum, petroleum products, volatile organic compounds, semi-volatile organic compounds, pesticides, polychlorinated biphenyls, asbestos and asbestos-containing materials, polychlorinated biphenyls, radioactive materials, and per- and polyfluoroalkyl substances.

          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

          “In-House Counsel” means [***].

          “Indebtedness” means, with respect to any Person, without duplication, any (a) indebtedness for borrowed money, (b) indebtedness for deferred purchase price of property, goods or services (other than current trade payables), (c) reimbursement obligations for letters of credit or similar instruments, in each case, solely to the extent drawn or called, and (d) indebtedness of the type described in clauses (a) through (c) above guaranteed, directly or indirectly, in any manner by such Person; provided, however, that Indebtedness shall exclude any of the foregoing obligations owed by any Acquired Company to any other Acquired Company.

          “Indebtedness Amount” means (a) with respect to any Acquired Company, the aggregate amount of indebtedness for borrowed money required to be included on a consolidated balance sheet of such Acquired Company, determined in accordance with the Accounting Principles, and (b) with respect to any JV Entity, (i) (x) the aggregate amount of indebtedness for borrowed money required to be included on a consolidated balance sheet of such JV Entity minus (y) the Pro Rated Cash Amount of such JV Entity, multiplied by (ii) the Relevant Proportion of such JV Entity, determined in accordance with the Accounting Principles.

          [***]

          “IRS” means the U.S. Internal Revenue Service.

          “JV Entity” means the entities listed on Section 1.01(c) of the Seller Disclosure Schedule; provided, however, that solely for purposes of determining the components of Purchase Price pursuant to Article 2, “JV Entity” shall not include [***].

          “Knowledge” means, (a) in the case of Sellers, the actual knowledge of the individuals listed in Section 1.01(d) of the Seller Disclosure Schedule and (b) in the case of Purchaser, the actual knowledge of the individuals listed in Section 1.01(e) of the Purchaser Disclosure Schedule, as the case may be.

          “Law” means, with respect to any Person, any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, administrative interpretation, common law, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity applicable to such Person or any of its respective properties or assets, as amended from time to time.

          “Lien” means any mortgage, pledge, assessment, security interest, lien, adverse claim, levy, encroachment, or other similar encumbrance or restriction.

          “Lookback Date” means, with respect to any Acquired Company or JV Entity, the date that is [***] prior to the date hereof.

          “Losses” means any and all claims, injuries, lawsuits, liabilities, losses, damages, judgments, fines, penalties, costs and expenses, including the reasonable fees and disbursements of counsel (including fees of attorneys and paralegals, whether at the pre-trial, trial, or appellate level, or in arbitration) and all amounts reasonably paid in investigation, defense, or settlement of any of the foregoing.

          “[***]” means the construction, term debt and tax equity financing in respect of the solar power generation project owned by [***] a Delaware limited liability company.

          “Material Adverse Effect” means the occurrence of any change, event or effect that, individually or in the aggregate, is materially adverse to the business, financial condition, assets, liabilities or results of operations of the Acquired Companies and the JV Entities, taken as a whole, except for any such change, event or effect resulting from or arising out of (a) any changes generally affecting the industries in which the Acquired Companies and the JV Entities operate (including the natural gas, coal and wind electric generating, transmission and distribution industries, or the provision of management services related thereto), whether international, national, regional, state, provincial or local, (b) changes in international, national, regional, state, provincial or local wholesale or retail markets for electric power, natural gas, coal or other fuel supply or transportation or related products and operations, including those due to actions by competitors and regulators, (c) changes in general regulatory or political conditions, including any acts of war or terrorist activities or as a result of any pandemic (including COVID-19), (d) changes in international, national, regional, state, provincial or local electric transmission or distribution systems, (e) changes in the markets for or costs of commodities or supplies, including fuel, (f) changes in the markets for or costs of electricity, (g) effects of weather, meteorological events or other natural disasters, natural occurrences or pandemics (including COVID-19) beyond the control of the Acquired Companies and the JV Entities and including the taking of any COVID Action, (h) any change of Law or regulatory policy (including any rate or tariff or any rule or regulation promulgated by PJM Interconnection LLC) or any change in interpretation or enforcement thereof, (i) changes or adverse conditions in the financial, banking or securities markets, in each case, including any disruption thereof and any decline in the price of any security or any market index, (j) the announcement, execution or delivery of this Agreement or the pendency or consummation of the transactions contemplated hereby (including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Acquired Companies or the JV Entities), (k) any change in accounting requirements or principles, (l) any labor strike, request for representation, organizing campaign, work stoppage, slowdown and other labor dispute, (m) any new generating facilities and their effect on pricing or transmission, (n) seasonal fluctuations in the Business, (o) any failure of any Acquired Company or any JV Entity to meet any projections or forecasts (provided, that this clause (o) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), or (p) any actions (or the omission of any action) expressly required to be taken (or not taken) in accordance with this Agreement or consented to in writing by Purchaser; except, in the case of clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (k) and (m) above, to the extent that any such change, event or effect has a disproportionate effect on the business, financial condition, assets, liabilities or results of operations of the Acquired Companies and the JV Entities, relative to other natural gas, coal and wind electric generating power plants (or the management thereof) in the applicable regions where the Acquired Companies conduct the Business.

          “Organizational Documents” means, with respect to any Person, as applicable, the articles or certificate of incorporation, formation or organization, by-laws, limited partnership agreement, limited liability company agreement, operating agreement or other organizational documents of such Person, including (i) in the case of Purchaser, the limited partnership agreement of Purchaser and the Power Ventures Subscription Agreement and (ii) in the case of OPC Power Ventures, the limited partnership agreement of OPC Power Ventures and the Investor Subscription Agreements.

          “Permitted Equity Liens” means pledges, security interests and other Liens on Equity Interests provided to secure debt under any Financing Facility Document or otherwise arising under any Organizational Document of an Acquired Company or securities laws.

          “Permitted Financing” means (a) the [***] on material terms and conditions (but excluding the identity of the counterparty to such [***]) consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), and (b) any amendment, modification or waiver of any Financing Facility Documents set forth on Section 1.01(b) of the Seller Disclosure Schedule under the subheading “[***]” or any refinancing in respect thereof; provided, that such amendment, modification or waiver or refinancing will be repaid prior to Closing and will not adversely impact any Acquired Company following the Closing.

          “Permitted Liens” means (a) pledges, security interests and other Liens provided to secure debt under any Financing Facility Document, (b) such imperfections of title, easements, encumbrances, restrictions and other Liens set forth on Section 1.01(f) of the Seller Disclosure Schedule, (c) other imperfections of title, easements, encumbrances, restrictions and other Liens not shown on Section 1.01(f) of the Seller Disclosure Schedule in each case incurred in the ordinary course of business and which do not, in the aggregate, materially interfere with such Acquired Company’s or JV Entity’s, as applicable, ability to conduct their respective portion of the Business as currently conducted, (d) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s and other like Liens (i) arising in the ordinary course of business or incidental to the development or any restoration, which relate to amounts not yet delinquent or (ii) which are being contested in good faith and, in the case of this clause (ii), for which adequate reserves have been made and are maintained in form and substance reasonably acceptable to the administrative agent, (e) Liens for Taxes which are not yet delinquent or are being contested in good faith (and for which appropriate reserves are maintained to the extent required by GAAP), (f) Liens arising under conditional sales Contracts and equipment leases with third parties, (g) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity, in each case, which do not interfere with the Acquired Company’s or JV Entity’s, as applicable, ability to conduct their respective business in any material respect, and (h) all matters disclosed (i) on the Title Commitments or (ii) by real property records of the county or other jurisdiction in which the Real Property or any portion thereof is located and, in each case, which do not interfere with the Acquired Company’s or JV Entity’s, as applicable, ability to conduct their respective business in any material respect.

          “Person” means any individual, corporation, partnership, joint venture, trust, association, organization, Governmental Entity or other entity.

          “Pledge Agreement” means a Pledge Agreement, substantially in the form attached hereto as [***], to be entered into between CPV Power Holdings and GIP II CPV at Closing.

          “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date.

          “Pro Rated Cash Amount” means, with respect to any JV Entity, (a) the aggregate amount of cash held in any revenue account of such JV Entity to the extent available to be used for debt principal payments and equity distributions as of the last day of the calendar quarter in which the Closing occurs (prior to taking into account any such debt principal payments or equity distributions), multiplied by (b) a fraction, the numerator of which is the number of days in such calendar quarter prior to and including the Closing Date, and the denominator of which is the total number of days in such calendar quarter; provided, that for purposes of determining the Estimated Indebtedness Adjustment Amount, the Pro Rated Cash Amount shall be based on Sellers’ good faith estimate of such cash referred to in clause (a) of this definition as of the end of the calendar quarter in which the Closing occurs.

          “PUHCA” means the Public Utility Holding Company Act of 2005, enacted as part of the Energy Policy Act of 2005, Pub. L. No. 109-58, as codified at § 1261 et seq., and the rules and regulations promulgated thereunder.

          “Purchaser Disclosure Schedule” means the schedule attached hereto as [***].

          “RECs” means any credits, certificates, green tags or similar environmental or green energy attributes (such as those for greenhouse reduction or the generation of green power or renewable energy) created by a Governmental Entity or an independent certification board or group generally recognized in the electric power generation industry and generated by or associated with any electric power generation project or electricity produced therefrom.

          “Releaseˮ shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, leaching or migration of Hazardous Substances into or through the environment.

          “Relevant Proportion” means, with respect to any JV Entity, the pro-rata equity interest in such JV Entity held directly or indirectly by any Acquired Parent Company on the Closing Date, expressed as a percentage and determined in accordance with the Accounting Principles; provided that the “Relevant Proportion” with respect to CPV Keenan II Renewable Energy Company, LLC shall be [***].

          “Representatives” means, as to any Person, the officers, directors, managers, employees, counsel, accountants, financial advisors and consultants of such Person.

          “Required Consents” means, collectively, the Purchaser’s Required Consents and the Sellers’ Required Consents.

          “Schedules” means, collectively, the Seller Disclosure Schedule and the Purchaser Disclosure Schedule.

          “Seller Material Adverse Effect” means the occurrence of any change, event or effect that, individually or in the aggregate, that has a material adverse effect on the ability of any Seller to consummate the transactions contemplated by this Agreement, or that would prevent or materially impair the consummation of the transactions contemplated by this Agreement, in each case, prior to the Outside Date.

          “Seller Note” means a promissory note, substantially in the form attached hereto as [***], to be issued by CPV Power Holdings LP and delivered to GIP II CPV at Closing, at Purchaser’s option pursuant to Section 2.02(a)(i).

          “Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person (a) owns, directly or indirectly, more than fifty percent (50%)  of the outstanding voting securities, membership interests, equity securities, profits interest or capital interest, (b) is entitled to elect at least one-half of the board of directors or similar governing body or (c) in the case of a limited partnership or limited liability company, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively; provided, that JV Entities shall not be deemed to be Subsidiaries for purposes of this Agreement.

          “Target Cash Amount” means (a) with respect to CPV Power Holdings LP, an amount equal to [***] Dollars ($[***]), (b) with respect to CPVI, an amount equal to [***] Dollars ($[***]) plus the amount, if any, of accrued and unpaid employee bonus for calendar [***], and (c) with respect to CPV REC, an amount equal to [***] Dollars ($[***]).

          “Target Indebtedness Amount” means (a) with respect to CPV Power Holdings LP, an amount equal to [***] Dollars ($[***]), (b) with respect to CPVI, an amount equal to [***] Dollars ($[***]), and (c) with respect to CPV REC, an amount equal to [***] Dollars ($[***]).

          “Target Working Capital Amount” means (a) with respect to CPV Power Holdings LP, an amount equal to [***] Dollars ([***]), (b) with respect to CPVI, an amount (for the avoidance of doubt, excluding any accrued and unpaid employee bonuses) equal to [***] Dollars ($[***]) and (c) with respect to CPV REC, an amount equal to [***] Dollars ([***]).

          “Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges including any United States or non-United States federal, state, local or foreign income, profits, franchise, gross receipts, capital gains, capital stock, transfer, value-added, windfall profits, stamp, license, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, social security, disability, occupation, real property, severance, excise and other taxes, charges, levies or other similar assessments of any kind whatsoever imposed by a Taxing Authority (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, interest, penalties or addition thereto.

          “Tax Returns” means any return, report or similar statement required to be filed with a Taxing Authority with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

          “Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

          “Three Rivers ECA” means that certain [***], dated as of [***] (as amended from time to time), by and among CPV Power Holdings LP, [***].

          “Three Rivers LLCA” means that certain [***] of CPV Three Rivers, dated as of [***] (as amended from time to time), by and among [***].

          “Three Rivers Purchase Price” means an amount equal to (a) ninety-five million twelve thousand seven hundred fifty Dollars ($95,012,750) multiplied by (b) a fraction, (x) the numerator of which is the equity ownership (expressed as a percentage) in CPV Three Rivers held by CPV Power Holdings LP immediately prior to the Closing and (y) the denominator of which is [***].

          “Title Commitments” means, collectively, all title commitments, title pro formas, preliminary title reports and title policies set forth in Section 4.10(a) of the Seller Disclosure Schedule.

          “Transaction Documents” means the Purchaser Parent Guarantee, the Indemnification Agreement and, if applicable, the Seller Note and the Pledge Agreement.

          “Transaction Tax Deductions” means Tax benefits attributable to payments made by an Acquired Company in connection with the transactions contemplated by this Agreement that are deductible for U.S. federal income Tax purposes, and that are (a) the payments of any retention, sale, management or other amount paid to any officer, director or employee in the nature of a transaction, retention or other bonuses, including any payroll Taxes required to be paid with respect thereto or (b) other costs, fees and expenses paid by any Acquired Company (including professional services fees, investment banker fees, and similar fees).

          “Transfer Taxes” means all transfer, real property transfer, sales, use, goods and services, value added, documentary, stamp duty, gross receipts, excise, and conveyance Taxes and other similar Taxes, duties, fees or charges.

          “Working Capital Amount” means, with respect to any Person, an amount, which may be positive or negative, equal to (a) the sum of all current assets of such Person (excluding (i) Cash and Cash Equivalents and (ii) deferred Tax assets), minus (b) the sum of all current liabilities of such Person (excluding (i) Indebtedness, (ii) deferred Tax liabilities and (iii) accrued and unpaid employee bonuses), in each case, required to be included on a consolidated balance sheet of such Person determined in accordance with the Accounting Principles.

(b)          The following terms have the meanings ascribed to them in the Sections specified below:

Defined Term	Section
Accounting Principles	Section 2.02(b)
Acquired Partnership	Section 6.03(g)
Additional Support Obligation	Section 9.01(a)
Agreement	Preamble
Allocation	Section 2.02(d)
Balance Sheet Date	Section 4.06(a)
Base Purchase Price	Section 2.02(a)(ii)
Business	Recitals
CARES Act	Section 4.11(k)
Closing	Section 2.03
Closing Date	Section 2.03
Closing Statement	Section 2.05(a)
Confidentiality Agreement	Section 6.04(a)
Consent	Section 3.03
Continuing Employees	Section 6.10(a)
Continuing Support Obligation	Section 9.01(b)
Counsel	Section 11.12(b)
CPV REC	Recitals
CPV REC Base Purchase Price	Section 2.02(a)(iii)
CPV REC Purchase Price	Section 2.02(a)(iii)
CPV Power Holdings	Recitals
CPV Power Holdings Base Purchase Price	Section 2.02(a)(i)
CPV Power Holdings Interests	Recitals
CPV Power Holdings LP	Recitals
CPV Power Holdings Note Amount	Section 2.02(a)(i)
CPV Power Holdings Purchase Price	Section 2.02(a)(i)
CPVI	Recitals
CPVI Base Purchase Price	Section 2.02(a)(ii)
CPVI Purchase Price	Section 2.02(a)(ii)
CPVI Shares	Recitals
Development Projects	Recitals
Easement Real Property	Section 4.10(c)

Effective Time	Section 2.03
Estimated Closing Date Statement	Section 2.02(b)
Extended Outside Date	Section 10.01(b)
Fairview Management Transition Fee	Section 2.07(a)
Filing	Section 3.03
Financial Statements	Section 4.06(a)
GIP II CPV	Recitals
GIP II CPV 2	Recitals
GP Designee	Section 2.02(a)
IFRS	Section 6.11(a)(i)
Independent Accountant	Section 2.05(b)
Insurance Policies	Section 4.16
Intellectual Property	Section 4.17
Interim Period	Section 6.01
Investors	Section 5.10
Investor Subscription Agreement	Section 5.10
ISA	Section 6.11(a)(i)
ITC Transformer Contract	Section 4.13(g)
ITC Transformer Supplier	Section 4.13(g)
KPMG	Section 6.11(a)(i)
Leases	Section 4.10(b)
Leased Real Property	Section 4.10(b)
Material Contracts	Section 4.09(a)
MBR Tariff	Section 4.18(b)
Mezzanine Credit Agreement	Section 6.13
Non-Party Affiliates	Section 8.04
Objection Notice	Section 2.05(b)
OPC Power Ventures	Section 5.10
Operating Facilities	Recitals
[***]	Section 2.07(a)
Outside Date	Section 10.01(b)
Owned Real Property	Section 4.10(a)
Party; Parties	Preamble
Pass-Through Tax Proceeding	Section 6.03(i)
Pass-Through Tax Return	Section 6.03(g)
Permits	Section 4.08
Permitted Liens	Section 4.10(a)
Power Ventures Subscription Agreement	Section 5.10
Pre-Closing Tax Return	Section 2.02(d)
PTC Transformer Contract	Section 4.13(h)
PTC Transformer Supplier	Section 4.13(h)
Purchaser	Preamble
Purchaser GP	Preamble
Purchase Price	Section 2.02(a)(ii)
Purchaser Fundamental Representations	Section 7.03(b)(i)
Purchaser Guarantor	Recitals

Purchaser Parent Guarantee	Recitals
Purchaser Plans	Section 6.10(b)
Purchaser Termination Fee	Section 10.02(d)
Purchasers’ Required Consents	Section 5.03
R&W Insurance Policy	Section 6.09
Real Property	Section 4.10(c)
Regulatory Conditions	Section 10.01(b)
Releasee	Section 8.02(c)
Releasor	Section 8.02(c)
Securities Act	Section 5.06
Sellers	Preamble
Sellers’ Counsel	Section 11.11
Sellers’ Election Notice	Section 2.05(a)
Sellers’ Required Consents	Section 3.03
Seller Fundamental Representations	Section 7.02(b)(i)
Subscription Agreement	Section 5.10
Support Obligations	Section 9.01(a)
Tangible Personal Property	Section 4.10(a)
Three Rivers Promote	Section 2.07(b)
Training and Support Agreement	Section 2.07(a)
Transferred Interests	Recitals
[***]